Exhibit 10.60

CERTAIN SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(a)(5) OF REGULATION S-K. IN ADDITION, PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO ITEM 601(b)(2) of REGULATION S-K BECAUSE THEY (i) ARE NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY TO THE COMMISSION AN UNREDACTED COPY OF THIS EXHIBIT, OR A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT, UPON REQUEST.

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

TABULA RASA HEALTHCARE GROUP, INC.,

as Seller,

SYMPHONY CLINIC, LLC,

as Buyer,

and solely for purposes of Section 2.8 hereof,

CUREATR INC.,

as Buyer Guarantor

Dated as of March 2, 2023

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS; CONSTRUCTION1

1.1 Definitions1

1.2 Construction13

ARTICLE 2 PURCHASE AND SALE13

2.1 Purchase and Sale of Assets13

2.2 Purchased Assets and Excluded Assets14

2.3 Assumed Liabilities and Excluded Liabilities16

2.4 Purchase Price16

2.5 Payment16

2.6 Closing Date Purchase Price Adjustment18

2.7 Post-Closing Purchase Price Adjustment18

2.8 Earnout Payment; Buyer Guaranty.19

2.9 Non-Transferable Assets20

2.10 Transfer of Assets21

2.11 Withholding Tax21

ARTICLE 3 CLOSING22

3.1 Closing22

3.2 Deliveries at the Closing.22

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER23

4.1 Organization and Qualifications23

4.2 Authority and Enforceability23

4.3 No Violation of Laws or Agreements; Consents23

4.4 Financial Statements24

4.5 Absence of Undisclosed Liabilities24

4.6 No Changes24

4.7 Taxes25

4.8 Title to Purchased Assets; Sufficiency27

4.9 Real Property27

4.10 No Pending Litigation28

4.11 Compliance With Law28

4.12 Intellectual Property28

4.13 Labor Matters32

4.14 Employee Related Agreements and Plans; ERISA33

4.15 Environmental Matters34

4.16 Material Contracts34

4.17 Customers and Vendors36

4.18 Licenses, Permits and Authorizations; HIPAA36

4.19 Compliance with Healthcare Laws37

4.20 Transactions with Affiliates38

4.21 Anti-bribery; Sanctions38

4.22 Brokers38

4.23 Disclaimer of Warranties38

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER38

5.1 Organization39

5.2 Authority and Enforceability39

5.3 No Violation of Laws; Consents39

5.4 No Pending Litigation or Proceedings39

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5.5 Brokers39

5.6 Buyer Acknowledgement39

ARTICLE 6 OTHER AGREEMENTS40

6.1 Tax Matters40

6.2 Employees and Employee Benefit Plans41

6.3 Confidentiality; No Public Announcement.42

6.4 Expenses42

6.5 Access to Books and Records42

6.6 Corporate Names42

6.7 Shared Contracts43

6.8 Bulk Sales Laws43

6.9 Noncompetition; Nonsolicitation; Confidentiality43

6.10 Permits44

ARTICLE 7 SURVIVAL; INDEMNIFICATION45

7.1 Survival of Representations and Warranties and Covenants45

7.2 Indemnification by Seller45

7.3 Indemnification by Buyer46

7.4 Certain Limitations46

7.5 Procedures47

7.6 Set-Off Right49

7.7 Sole Remedy; Recovery.49

7.8 Adjustments to Purchase Price49

ARTICLE 8 MISCELLANEOUS50

8.1 Further Assurances50

8.2 Notices50

8.3 Assignment51

8.4 Governing Law; Venue51

8.5 Specific Performance51

8.6 Amendment and Waiver52

8.7 Entire Agreement; No Third Party Beneficiaries52

8.8 Severability52

8.9 Counterparts; Signatures52

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Exhibits

Exhibit ANet Working Capital of the Business

Exhibit BForm of Seller Note

Exhibit CForm of Bill of Sale

Exhibit DForm of Transition Services Agreement

Exhibit EForm of IP Assignment Agreement

Exhibit FForm of Consulting Agreement

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ASSET PURCHASE AGREEMENT

This ASSET Purchase Agreement (this “Agreement”), is made as of March 2, 2023, by and among Tabula Rasa HealthCare Group, Inc., a Delaware corporation (“Seller”), Symphony Clinic, LLC, a Delaware limited liability company (“Buyer”), and solely for purposes of Section 2.8 hereof, Cureatr Inc., a Delaware corporation (the “Buyer Guarantor”).  Each of Buyer and Seller is sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

BACKGROUND

A.	Seller operates an unincorporated business division formerly called SinfoniaRx, which provides both full-service and software as a service (SaaS) solutions to health plans, pharmacy benefit managers, care delivery organizations, pharmaceutical manufacturers, and pharmacies to support medication therapy management (MTM), and Medicare Star (the “Business”).
B.	Seller desires to sell to Buyer the Purchased Assets, and Buyer wishes to purchase from Seller the Purchased Assets and assume from Seller all of the Assumed Liabilities, all on the terms and conditions set forth in, this Agreement.
C.	Seller owns and operates multiple other business divisions and assets, and this Agreement relates only to the purchase and sale of the Business.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound hereby, agree as set forth below.

ARTICLE 1
DEFINITIONS; CONSTRUCTION
1.1Definitions. As used in this Agreement, the following terms have the meanings specified in this Article 1.

“Action” means any action, suit, arbitration or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Body or arbitrator.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person, where “control” (and its variants) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, contract, or otherwise.

“Agreed Amount” has the meaning set forth in Section 7.5.1(b).

“Agreement” has the meaning set forth in the preamble, and includes all Disclosure Schedules and Exhibits attached hereto.

“Allocation Methodology” has the meaning set forth in Section 6.1.4.

“Allocation Schedule” has the meaning set forth in Section 6.1.4.

“Ancillary Agreements” means the Bill of Sale, the Transition Services Agreement, the IP Assignment Agreement, and the other agreements, instruments and documents required to be delivered at the Closing hereunder.

“Annual Financial Statements” has the meaning set forth in Section 4.4.1.

“Assumed Contracts” has the meaning set forth in Section 2.2.1(c).

“Assumed Leases” has the meaning set forth in Section 2.2.1(b).

“Assumed Liabilities” has the meaning set forth in Section 2.3.1.

“Assumed Permits” has the meaning set forth in Section 2.2.1(i).

“Author” has the meaning set forth in Section 4.12.4.

“Base Purchase Price” has the meaning set forth in Section 2.4.

“Bill of Sale” has the meaning set forth in Section 3.2.1(a).

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means each day other than Saturday, Sunday or a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

“Business Employee” means any full or part time employee of the Seller or one of its Affiliates who spends substantially all of his or her work time working for the Business as identified in Section 4.13.1 of the Disclosure Schedules.

“Business Intellectual Property” means any and all Business-Utilized Intellectual Property and any and all Third-Party Intellectual Property that is used or held for use primarily in connection with the Business.

“Business Intellectual Property Agreements” means any Contract relating to any Business Intellectual Property to which Seller is a party, including any co-existence or settlement agreements, forbearances to sue, or consents, but excluding (i) any Contracts for Third-Party Intellectual Property consisting primarily of software (including software provided as a service) that is generally, commercially available for less than $10,000 pursuant to a “shrink-wrap,” “click-through” or similar non-negotiable non-exclusive license (such Contracts, “Off-the-Shelf Licenses”), (ii) non-disclosure agreements entered in the ordinary course of business, the subject matter of which is limited to the use, nondisclosure and confidentiality of information exchanged by the parties thereto and that do not include a license or access to Business Intellectual Property, (iii) non-exclusive licenses granted to customers in the ordinary course of business and that do not include access to Business Source Code, and (iv) Proprietary Information Agreements with current and former Business Employees and independent contractors of Seller.

“Business Privacy Commitments” has the meaning set forth in Section 4.12.10(a).

“Business Products” means all products and services that have been or are currently produced, marketed, licensed, sold, supported or maintained with respect to the Business and all products or services currently under development by Seller, including any product or services that form the basis, in whole or in part, of any financial statements or sales projections provided to Buyer.

“Business Registered Intellectual Property” means United States, international and foreign: (a) patents and patent applications (including provisional applications), (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, (c) registered Internet domain names, and (d) registered copyrights and applications for copyright registration, in each case with respect to any Business-Utilized Intellectual Property.

“Business Source Code” means any Source Code of any Business-Utilized Intellectual Property or Business Products.

“Business-Utilized Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by Seller and used or held for use primarily in connection with the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Delivered Documents” means this Agreement and each of the other agreements, instruments, and documents to be executed and delivered by Buyer pursuant to this Agreement.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization), Section 5.2 (Authority and Enforceability), and Section 5.5 (Brokers).

“Buyer Guarantor” has the meaning set forth in the preamble.

“Buyer Indemnification Basket” means one million dollars ($1,000,000).

“Buyer Indemnified Parties” means Buyer and its officers, managers, directors, employees, agents and representatives.

“CHM Agreement” means that certain Master Services Agreement, dated as of November 27, 2019, by and between Comprehensive Health Management, Inc. and Tabula Rasa HealthCare Group, Inc. (f/k/a TRHC OpCo, Inc.).

“Claim-Related Expenses” means any and all third party expenses incurred in connection with investigating or defending any claim, action, suit or proceeding incident to any matter indemnified against hereunder, including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable and documented fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals.

“Claimed Amount” has the meaning set forth in Section 7.5.1(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Payment Amount” has the meaning set forth in Section 2.5.1.

“Closing Date Working Capital Amount” means the Net Working Capital as of the Effective Time.

“Closing Statement” has the meaning set forth in Section 2.5.1.

“COBRA” the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

“Consent Offset Amount” means an amount equal to $154,560.00.

“Contested Amount” has the meaning set forth in Section 7.5.1(b).

“Contract” means any contract, promissory note, indenture, mortgage, deed of trust, financial instrument, lease, license, whether written or oral, or other agreement of any kind that is binding on a Person under applicable Law.

“Copyleft License” shall mean any license of software that requires, as a condition of use, modification or distribution of the software licensed under such license (the “Copyleft Software”), that the software, or other Technology incorporated into, derived from, used, or distributed with the Copyleft Software: (i) be made available or distributed in a form other than binary code or object code form (e.g., Source Code form); (ii) be licensed for the purpose of preparing derivative works; (iii) be licensed under terms that allow the other Technology incorporated into, derived from, used, or distributed with the Copyleft Software, or portions thereof or interfaces therefor, to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (iv) be redistributable at no license fee.  For all purposes of and under this Agreement, “Copyleft Licenses” shall include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, and the Eclipse Public License.

“COVID-19” means the 2019 novel coronavirus disease, COVID-19 virus (SARS_COV-2 and related strains and sequences), or mutations or antigenic shifts thereof.

“Data Security Program” has the meaning set forth in Section 4.12.10(c).

“Deductible” has the meaning set forth in Section 7.4.1.

“Disclosure Schedules” means the Disclosure Schedules attached to this Agreement (including all attachments thereto).

“Earnout Amount” means the total amount payable to Seller pursuant to Section 2.8, but in no event more than one million dollars ($1,000,000) in the aggregate.

“Earnout Conditions” means, in connection with an amendment to the regulations governing the Medicare Prescription Drug Benefit (Part D) program, each of the following:

(i) the reduction of the cost threshold for annual medications from four thousand nine hundred and fifty-three dollars ($4,953.00) to:

(b) an amount ranging from three thousand eight hundred forty-nine dollars and one cent ($3,849.01) to four thousand three hundred and forty dollars ($4,340.00) (the “10% Medication Cost Condition”);

(c) an amount ranging from three thousand five hundred and six dollars and one cent ($3,506.01) to three thousand eight hundred forty-nine dollars ($3,849.00) (the “20% Medication Cost Condition”);

(d) an amount ranging from three thousand two hundred eleven dollars and one cent ($3,211.01) to three thousand five hundred six dollars ($3,506.00) (the “30% Medication Cost Condition”);

(e) an amount ranging from three thousand fifteen dollars and one cent ($3,015.01) to three thousand two hundred eleven dollars ($3,211.00) (the “40% Medication Cost Condition”);

(f) an amount ranging from two thousand eight hundred forty-three dollars and one cent ($2,843.01) to three thousand fifteen dollars ($3,015.00) (the “50% Medication Cost Condition”);

(g) an amount ranging from two thousand seven hundred twenty-one dollars and one cent ($2,721.01) to two thousand eight hundred forty-three dollars ($2,843.00) (the “60% Medication Cost Condition”);

(h) an amount ranging from two thousand six hundred twenty-three dollars and one cent ($2,623.01) to two thousand seven hundred twenty-one dollars ($2,721.00) (the “70% Medication Cost Condition”);

(i) an amount ranging from two thousand five hundred forty-nine dollars and one cent ($2,549.01) to two thousand six hundred twenty-three dollars ($2,623.00) (the “80% Medication Cost Condition”);

(j) an amount ranging from two thousand five hundred dollars and one cent ($2,500.01) to two thousand five hundred and forty-nine dollars ($2,549.00) (the “90% Medication Cost Condition”);

(j) an amount equal to or less than two thousand five hundred dollars ($2,500.00) (the “100% Medication Cost Condition” and collectively with the 90% Medication Cost Condition, 80% Medication Cost Condition, 70% Medication Cost Condition, 60% Medication Cost Condition, 50% Medication Cost

Condition, 40% Medication Cost Condition, 30% Medication Cost Condition, the 20% Medication Cost Condition and the 10% Medication Cost Condition, the “Medication Cost Conditions”); and

(ii) the reduction of the medication count threshold from eight (8) to (a) seven (7) (the “50% Medication Count Condition”) or (b) six (6) or less (the “100% Medication Count Condition”, and together with the 50% Medication Count Condition, the “Medication Count Conditions”).

“Earnout Period” has the meaning set forth in Section 2.8.1.

“Effective Time” has the meaning set forth in Section 3.1.

“Employee Benefit Plan” means any (a) “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (b) stock or membership interest option, stock or membership interest purchase, stock or membership interest appreciation, restricted stock or restricted membership interest, equity purchase, VEBA, profit sharing, pension, retirement, bonus, commission, retention, change in control, severance pay plans, programs or arrangements, deferred compensation, incentive compensation, medical, dental or other health or welfare, life insurance, flexible spending account, cafeteria plan, disability, accident, salary continuation, paid time off, holiday, vacation, supplemental retirement and unemployment benefit plan or program (whether or not insured), employment agreements, independent contractor or (c) other employee benefit plan, program or fringe benefit plan, fund, policy, program, practice agreement or arrangement  (whether written or unwritten, qualified or nonqualified, funded or unfunded, insured or self-insured) providing compensation or other benefits to Business Employees, or that the Seller or an Affiliate of Seller has currently or previously established, maintained, sponsored or contributed to for the benefit of any Business Employee.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, easement, lien, charge, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind.

“Environmental Law” means Laws relating to (a) the control of any pollutant, contaminant, or hazardous material, the protection of human health, or the protection or restoration of the environment (including air, water and land) or natural resources; and (b) the generation, manufacture, processing, use, handling, treatment, storage, disposal, release, distribution and transportation of solid, gaseous or liquid wastes, or hazardous materials, including the Clean Air Act (42 U.S.C. §7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C. §1251 et seq.), the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. §9601 et seq), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et.  seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §11001 et seq.), and the Hazardous Materials Transportation Act (49 U.S.C. §5101 et seq.).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity would be deemed a “single employer” within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“ESI Agreement” means that certain Master Services Agreement, dated as of January 31, 2017, by and between SinfoniaRx, Inc. and Express Scripts Holding Company, as amended by the First Amendment to the Master Services Agreement, dated as of August 8, 2017, by and between SinfoniaRx, Inc. and Express Scripts Holding Company, as further amended by the Second Amendment to the Master Services Agreement, dated as of April 15, 2020, by and between SinfoniaRx, Inc. and Express Scripts Holding Company , as further amended by the Third Amendment to the Master Services Agreement, dated as of October 13, 2021, by and between Evernorth Health Inc. f/k/a Express Scripts Holding Company and Tabula Rasa HealthCare Group, Inc. (as successor-in-interest to SinfoniaRx, Inc.).

“Estimated Working Capital Amount” has the meaning set forth in Section 2.6.

“Excluded Assets” has the meaning set forth in Section 2.2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3.2.

“Exhibits” means the exhibits attached to this Agreement.

“Federal Health Care Program” or “Federal Healthcare Program” means any plan or program that provides health benefits directly, through insurance, or otherwise that is directly funded in whole or part by the US government (other than the Federal Employees Health Benefits Program (5 U.S.C. §§ 8901 to 8914)) or a state health care program funded by the US federal government directly or through any allotment, as set forth at 42 C.F.R. § 1000.10, as the same may be amended from time to time.

“Financial Statements” has the meaning set forth in Section 4.4.1.

“GAAP” means United States generally accepted accounting principles in effect for the relevant time period.

“General Survival Date” has the meaning set forth in Section 7.1.1.

“Governing Documents” means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, certificate or articles of formation or organization, bylaws, operating agreement, articles of association, or other charter documents or organizational or governing documents or instruments of such Person.

“Governmental Body” means any court or government (federal, state, local, foreign or provincial) or any political subdivision thereof, including any department, commission, board, bureau, agency or other regulatory, administrative or governmental authority or instrumentality.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, resolution or settlement agreement, determination or award entered by or with any Governmental Body.

“Healthcare Laws” means all Laws applying to Persons involved in the provision or administration of, or the submission of claims for or the receipt of payment for, healthcare products or services by reason of the nature of their businesses and including: (a) the federal Anti‑Kickback Statute (42 U.S.C. § 1320a‑7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § Section 1320a‑7), the Exclusions Law (42 U.S.C. § 1320a‑7a), the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§ 1395nn and 1396b), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347) and any regulations promulgated pursuant to such statutes, (b) Medicare (Title XVIII of the Social Security Act), the regulations promulgated thereunder that has the force of Law, (c) Medicaid (Title XIX of the Social Security Act), including the regulations promulgated thereunder that has the force of Law, (d) TRICARE (10 U.S.C. § 1071 et seq.) and the regulations promulgated thereunder, (e) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, (f) the Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. § 301 et seq., the Public Health Service Act, the U.S. Food and Drug Administration regulations promulgated thereunder, (g) quality and safety Laws relating to the regulation, storage, provision or administration of, or payment for, healthcare products or services, including prescription products and controlled substances, and (h) licensure Laws relating to the regulation, provision or administration of, or payment for, healthcare items, services or goods, and (i) any implementing regulations of a Third-Party Payor Program that has the force of Law.

“HIPAA” has the meaning set forth in Section 4.18.2.

“Indebtedness” means, at a particular time and without duplication, (i) indebtedness for borrowed money (including principal and interest), (ii) amounts owing as deferred purchase price for property or services, (iii) indebtedness evidenced by any note, bond, debenture, or other debt instrument or debt security, and any capitalized lease obligations, (iv) any amounts owed under a letter of credit or performance bond, (v) guarantees of another

Person’s indebtedness, but excluding obligations in respect of open purchase orders for inventory, supplies or services entered into in the ordinary course of business that are included in the Purchased Assets, (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vii) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (viii) all obligations arising from cash/book overdrafts, (ix) all obligations secured by a lien other than a Permitted Encumbrance, (x) all indebtedness under interest rate or currency swap transactions, (xi) all accrued interest, prepayment premiums or penalties related to any of the foregoing, and (xii) any guaranty of any of the foregoing.  Indebtedness will not include any Liabilities included in the calculation of Net Working Capital.

“Indemnified Party” has the meaning set forth in Section 7.5.1(a).

“Indemnifying Party” has the meaning set forth in Section 7.1.1.

“Independent Accountant” has the meaning set forth in Section 2.7.2.

“Intellectual Property” means (i) Intellectual Property Rights and (ii) Technology.

“Intellectual Property Rights” means any and all intellectual property rights whether protected, created, or arising under the Laws of the United States or any other jurisdiction throughout the world, including all rights in, arising out of, or associated therewith with any of the following: (a) patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes (whether patentable or unpatentable and whether or not reduced to practice), industrial designs, and any registrations and applications for any of the foregoing; (b) trade names, corporate names, product names, logos, slogans, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, all other designations of source, origin, sponsorship, endorsement or certification, and any and all goodwill associated with and symbolized by the foregoing items; and (c) Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses.

“Interim Financial Statements” has the meaning set forth in Section 4.4.1.

“IP Assignment Agreement” has the meaning set forth in Section 3.2.1(d).

“IRS” means the United States Internal Revenue Service.

“Law” means any applicable statute, law, ordinance, code, rule, regulation, rule, order, guidance, judgment, decree or legally binding decisions enacted, adopted, issued or promulgated by any Governmental Body.

“Leased Real Property” has the meaning set forth in Section 4.9.1.

“Leases” has the meaning set forth in Section 4.9.1.

“Lease Assignments” has the meaning set forth in Section 3.2.1(k).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Losses” means, without duplication, any and all reasonably foreseeable losses, Liabilities, costs, settlement payments, judgments, fines, penalties, damages, or Claim-Related Expenses.

“Lower Target Working Capital Amount” means an amount equal to one million three hundred seventy-five thousand dollars $(1,375,000).

“Material Adverse Effect” means any event, condition, effect, change, development or circumstance that, individually or when considered together with all other events, conditions, effects, changes, developments or circumstances, has had or would reasonably be expected to have a materially adverse effect on the business, assets, financial condition or results of operations of the Business, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: any facts, circumstances, events, changes, effects or occurrences (a) resulting from the execution and delivery of this Agreement or attributable to the announcement of this Agreement or the transactions contemplated by this Agreement; (b) resulting from or relating to political conditions or any acts of terrorism, military action, or war (whether or not declared) or any escalation or worsening thereof or any epidemic, pandemic or disease outbreak (including COVID-19); (c) relating to generally applicable economic conditions (including the state of the financial, debt, credit or securities markets, in the United States or elsewhere) or the industries in which the Business operates in general; (d) relating to any stoppage or shutdown of any Governmental Body (including any default by a Governmental Body or delays in payments or delays or failures to act by any Governmental Body), or any continuation of any such stoppage or shutdown; (e) resulting from or relating to any change in Laws or GAAP or authoritative interpretations thereof; (f) resulting from or relating to any natural or man-made disaster or acts of God; (g) resulting from or relating to the failure of the Business to meet projections, forecasts or estimates delivered to any Person (provided that the underlying cause of such failure may be taken into account in determining whether there has been a Material Adverse Effect); or (h) resulting from changes or conditions generally affecting the industry in which Seller operates the Business; provided, further, however, that any effect referred to in clauses (a), (b), (c), (e) or (h) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent any such effect adversely affects the Business in a material and disproportionate manner relative to other companies in the same industry.

“Material Contracts” has the meaning set forth in Section 4.16.1.

“Medication Cost Condition” has the meaning set forth in the definition of Earnout Conditions in this Section 1.1.

“Medication Count Condition” has the meaning set forth in the definition of Earnout Conditions in this Section 1.1.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.4.2.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 4.4.2.

“MTM-Qualified Member” means an Evernorth Health Inc. f/k/a Express Scripts Holding Company (“ESI”) plan member who has either (i) been provided to Buyer directly by ESI as MTM-qualified, or (ii) been determined by Buyer in its reasonable discretion to be MTM-qualified based on the qualification rules published by CMS as modified by the Business pursuant to customer requests.

“Net Working Capital” means an amount equal to (i) the sum of the current assets of the Business described in Exhibit A that are included in the Purchased Assets minus (ii) the sum of the current liabilities of the Business described in Exhibit A that are included in the Assumed Liabilities, in each case, as calculated in accordance with Exhibit A and GAAP.

“Non-Transferable Asset” has the meaning set forth in Section 2.8.

“Notice of Claim” has the meaning set forth in Section 7.5.1(a).

“Objections” has the meaning set forth in Section 2.7.2.

“Open Source Materials” means any software that is distributed under an open source, public source, or freeware license, which includes (i) any license approved by the Open Source Initiative or any similar license, (ii) any license that meets the “Open Source Definition” of the Open Source Initiative or the “Free Software Definition” of the Free Software Foundation, (iii) any Creative Commons license and (iv) to the extent not included in the foregoing (i), (ii), and (iii), any Copyleft License.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business through the date hereof consistent with past custom and practice (including with respect to quantity and frequency).

“Paid Indebtedness” has the meaning set forth in Section 2.5.3(a).

“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

“Payoff Letters” has the meaning set forth in Section 2.5.3(a).

“Periodic Non-Income Taxes” has the meaning set forth in Section 6.1.1.

“Permits” has the meaning set forth in Section 4.18.1 and includes the following: License Number PH32694 issued by the Florida Board of Pharmacy and License Number Y008306 issued by the Arizona State Board of Pharmacy.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith, (b) liens or rights of lessors, landlords, carriers, warehousemen, mechanics, materialmen and repairmen and other similar liens arising in the ordinary course of business for sums not yet due and payable, (c) easements, rights of way and liens or restrictions on use that are imposed by Law relating to zoning, building or land use, (d) other non-monetary liens on, or imperfections of (or defects in) title with respect to, and encroachments upon, property that do not materially impair the ability to use of the property affected thereby as it is currently being used (including in each case matters that would be reflected on any real property survey), (e) those non-exclusive licenses to Intellectual Property listed on Schedule 1.1, and (f) with respect to securities, restrictions imposed by applicable securities Laws.

“Person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personal Data” shall mean any information that relates to an identified or identifiable natural Person or otherwise constitutes personally identifiable information, personal information, personal data or similar information protected by Law, including a natural Person’s (including a customer’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, health information, consumer report information, device identifiers, transaction identifier, IP addresses, physiological and behavioral biometric identifiers or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by or for Seller allows the identification of or contact with a natural person, or could reasonably be associated with, linked to, or otherwise used to identify a natural person (and which, for greater certainty, includes all such information with respect to employees).

“Post-Closing Adjustment Amount” has the meaning set forth in Section 2.7.3.

“Post-Closing Period” means any Tax Period starting on or after the Closing Date, or the portion of any Straddle Period starting on the Closing Date.

“Post-Closing WC Statement” has the meaning set forth in Section 2.7.1.

“Pre-Closing Period” means any Tax Period (or portion of any Straddle Period) other than a Post-Closing Period.

“Privacy Laws” shall mean any applicable Laws relating to (i) the confidentiality, secrecy, security, protection, disposal, use, disclosure, international transfer or other processing of Personal Data (other than HIPAA), (ii) incident reporting and data breach notifying requirements regarding Personal Data (other than HIPAA), and (iii) email, text message, or telephone communications.  Without limiting the foregoing, Privacy Laws include, as applicable: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, and all other similar international, federal, state, provincial, and local Laws.

“Processing” means the collection, creation, receipt, access, use, handling, recording, compilation, analysis, organizing, monitoring, maintenance, retention, storage, holding, transmission, transfer, protection, disclosure, amendment, distribution, erasure, destruction, or disposal of Personal Data.

“Proprietary Information Agreement” has the meaning set forth in Section 4.12.4.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchased Assets” has the meaning set forth in Section 2.2.1.

“Purchased IP Rights” has the meaning set forth in Section 2.2.1(e).

“Response Notice” has the meaning set forth in Section 7.5.1(b).

“Restricted Period” has the meaning set forth in Section 6.9.1.

“Review Period” has the meaning set forth in Section 2.7.1.

“Seller” has the meaning set forth in the preamble.

“Seller Delivered Documents” means this Agreement and each of the other agreements, instruments, and documents to be executed and delivered by Seller pursuant to this Agreement.

“Seller Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualifications), Section 4.2 (Authority and Enforceability), Section 4.8.1 (Title to Purchased Assets; Sufficiency), and Section 4.22 (Brokers).

“Seller Indemnification Basket” means one million dollars ($1,000,000).

“Seller Indemnified Parties” means Seller, any Affiliate of Seller, and the respective officers, managers, members, directors, employees, agents and representatives of any of them.

“Seller Note” has the meaning set forth in Section 2.5.2

“Seller Note Amount” has the meaning set forth in Section 2.5.2.

“Seller Special Representations” means the representations and warranties contained in Section 4.19 (Compliance with Healthcare Laws).

“Seller Taxes” means, without duplication, (a) any and all Taxes imposed on Seller for any taxable period, (b) any and all Transfer Taxes required to be paid by Seller pursuant to Section 6.1.3; (c) any and all Taxes of or imposed on or with respect to the Business or the Purchased Assets for any and all Pre-Closing Periods; (d) any and all Taxes of or imposed on Buyer or any of its Affiliates as a result of an inclusion under Section 951(a) of the Code

(or any similar provision of state or local Law) attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state or local Law) received prior to the Closing Date that is related or attributable to Seller or (ii) the holding of “United States property,” within the meaning of Section 956 of the Code (or any similar provision of state or local Law) prior to the Closing Date that is related or attributable to Seller, in each case, determined as if the taxable year of Seller ended on the day before the Closing Date, (e) any and all amounts payable (including Taxes) by Buyer with respect to the Purchased Assets or the Business as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) by operation of Law or otherwise that relates to or arises from an event or transaction occurring before the Effective Time; (f) any and all Taxes incurred by or imposed on Buyer or its Affiliates as the result of any inaccuracy in or breach of any of the representations or warranties contained in Section 4.7; (g) any (i) deferred amounts of Taxes under the Coronavirus Aid, Relief, and Economic Security Act (U.S. Public Law 116-136), as thereafter amended (the “CARES Act”), whether employment Taxes under Section 2302 of the CARES Act or otherwise, (ii) disallowance of or deficiency or assessment with respect to any claimed Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (U.S. Public Law 116-127, enacted in 2020) or Section 2301 of the CARES Act, and (iii) other Taxes (including the employee portion of any payroll Taxes) otherwise deferred under, or in response to, any other Laws enacted or issued in response to COVID-19 or any pandemic or public health emergency resulting therefrom, in all such cases with respect to any employees of or other service providers to Seller or any of its Affiliates relating to any Tax Period; and (h) any and all Taxes required to be deducted and withheld with respect to payments made by Buyer to Seller (or in connection with the transactions pursuant to this Agreement) pursuant to applicable Tax Laws in connection with the transactions contemplated under this Agreement.

“Seller’s Knowledge” and all permutations thereof, means the actual knowledge of Brian Adams, Kevin Boesen, Kelli Kovak, and Thomas Cancro, in each case after reasonable inquiry.

“Shared Contract” has the meaning set forth in Section 6.7.

“Source Code” means software source code or database specifications or designs, in a form other than object code form, including programmer comments, annotations and help text therein, data structures, instructions and procedural, object-oriented and other code, or any material proprietary information or algorithm contained in any software source code or database specifications or designs, which may be printed out or displayed in human readable form.

“Special Representation Basket” means two million dollars ($2,000,000).

“Stipulated Amount” has the meaning set forth in Section 7.5.1(e).

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Tabula Rasa Marks” has the meaning set forth in Section 6.6.

“Tax” or “Taxes”  means any and all (a) taxes, charges, withholdings, fees, levies, customs, duties, imposts, and governmental charges or fees or other like assessments or charges of any kind whatsoever in the nature of taxes, imposed by or payable to any United States federal, state, local, or non-U.S. or other Governmental Body, including those related to income, net income, gross income, receipts, capital, windfall profits, utility, severance, production, ad valorem, real or personal property, production, value added, sales, goods and services, use, business or occupation, license, excise, registration, franchise, employment, unemployment, payroll, social security, workers compensation, deductions at source, withholding, alternative or add-on minimum, intangibles, transfer, gains, capital gains, stamp, estimated, transaction, title, capital, paid-up capital, net worth, profits, premium, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax; (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with (i) any item described in clause (a), or (ii) the failure to comply with any requirement imposed with respect to any Tax Return; and (c) liability in respect of any items described in clauses (a) or (b) payable by reason of contract (including any tax sharing agreement), assumption, transferee, successor or similar liability (including bulk transfer or similar Laws), operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or non-U.S. Law)) or otherwise.

“Tax Period” means any period for which a Tax Return is filed or required to be filed or, with respect to any Tax, the period for which the Tax is paid or reported or required to be paid or reported, as provided under the Code or other applicable Tax Laws.

“Tax Return” means any return, declaration, form, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means any and all of the following: works of authorship, computer programs, Source Code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing.

“Third-Party Claim” has the meaning set forth in Section 7.5.1(a).

“Third-Party Intellectual Property” shall mean any and all Intellectual Property owned by a third party.

“Third-Party Payor Agreements” has the meaning set forth in Section 4.19.4.

“Third-Party Payor Programs” means all third-party payor programs, including Medicare, Medicaid, TRICARE and any other state or Federal Health Care Program, as well as managed care plans or other private insurance program or administered self-funded employer or union plans.

“Top Customers” has the meaning set forth in Section 4.17.

“Top Vendors” has the meaning set forth in Section 4.17.

“Transaction Expenses” means the fees and expenses incurred on or before the Closing and payable by Seller to third parties directly relating to or arising out of the transactions contemplated hereby, including legal, accounting, investment banking and other professional fees, in each case that are not paid prior to the Closing Date.

“Transfer Tax” has the meaning set forth in Section 6.1.3.

“Transferred Employee” has the meaning set forth in Section 6.2.1.

“Transition Services Agreement” has the meaning set forth in Section 3.2.1(b).

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Upper Target Working Capital Amount” means an amount equal to one million four hundred twenty-five thousand dollars ($1,425,000).

“U.S.” or “United States” means the United States of America.

“WARN Act” has the meaning set forth in Section 6.2.2.

“CHM Opp” means an opportunity to engage a Comprehensive Health Management, Inc. (“CHM”) plan member for adherence intervention that is provided by CHM to Buyer.

1.2Construction.
1.2.1Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to all genders; (v) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, as may be amended from time to time; (vi) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement; (vii) titles and captions used in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions; and (viii) the word “or” shall be deemed to have the inclusive meaning represented by the phrase “and/or”.
1.2.2A reference to any Person includes such Person’s successors and permitted assigns.
1.2.3Any reference to “days” means calendar days unless Business Days are expressly specified.
1.2.4Any references to “dollars” or “$” means dollars of the United States of America.
1.2.5The Disclosure Schedules and Exhibits to this Agreement are incorporated herein by reference and made a part hereof for all purposes.  The information and disclosures set forth in each section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in each other section and subsection thereof where the applicability of such information or disclosure to such other section or subsection is reasonably apparent on the face of the disclosure that such information or disclosure is responsive to such other representations and warranties.  The disclosure of any item or information in the Disclosure Schedules is not an admission that such item or information is material or required to be disclosed in the Disclosure Schedules or is of a nature that would constitute a Material Adverse Effect.  The information and disclosures contained in the Disclosure Schedules shall not be deemed to expand in any way the scope or effect of the representations and warranties set forth in this Agreement.  No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
1.2.6For purposes of this Agreement, including all annexes, exhibits, and schedules hereto and the Disclosure Schedules, the phrase “made available to Buyer” and similar expressions in respect of any document or information will be construed for all purposes as meaning that a copy of such document or information was filed and made available for viewing by Buyer in the electronic data room hosted by Datasite by 5:00 pm, Eastern Time, at least two (2) Business Days prior to the Closing Date.
1.2.7The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions of this Agreement.
1.2.8Unless otherwise explicitly specified, reference in this Agreement to any specific statutory, regulatory, or other provisions of Law or to any specific Governmental Body means and includes any successor provisions of Law, or successor Governmental Body, as the case may be.
ARTICLE 2
PURCHASE AND SALE
2.1Purchase and Sale of Assets.  Upon the terms and conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.2.2, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title, and interest in and to the Purchased Assets to the extent existing immediately prior to the Closing, free and clear of all Encumbrances other than Permitted Encumbrances.

Purchased Assets and Excluded Assets.
2.2.1Purchased Assets.  “Purchased Assets” means all of Seller’s right, title and interest in and to all assets, properties and rights (other than the Excluded Assets) owned, leased or held for use by Seller and used primarily in the operation of the Business, including Seller’s right, title and interest in and to the following:
(a)all personal property and interests therein, including computers, office furniture, fixtures, office equipment, communications equipment, operating supplies, primarily used in the Business;
(b)the leases related to the Business set forth in Section 2.2.1(b) of the Disclosure Schedules (the “Assumed Leases”), including any security deposits held by lessors thereunder, and any refunds or allowances due to lessee thereunder, copies of which Seller has delivered to Buyer, including all amendments, modifications and changes thereto, and any assignments thereof;
(c)all Contracts primarily related to the Business, including the Contracts set forth in Section 2.2.1(c) of the Disclosure Schedules (the “Assumed Contracts”), copies of which Seller has delivered to Buyer, including all amendments, modifications and changes thereto, and any assignments thereof.  Seller has described in Section 2.2.1(c) of the Disclosure Schedules all of the material provisions of all oral Assumed Contracts;
(d)the portion of any Shared Contracts which primarily relates to the Business and not to any other business of Seller, including those set forth in Section 2.2.1(d) of the Disclosure Schedules;
(e)the Business-Utilized Intellectual Property, including the Intellectual Property set forth in Section 2.2.1(e) of the Disclosure Schedules (the “Purchased IP Rights”), including all causes of action, claims and remedies for past, current, and future infringement, misappropriation, and similar violations of the Purchased IP Rights;
(f)the other assets and rights of the Business set forth in Section 2.2.1(f) of the Disclosure Schedules;
(g)subject to Section 2.2.2(b), all claims and rights of action against any third party that relate to or arise out of the Purchased Assets, or the Assumed Liabilities;
(h)subject to Section 2.2.2(e), originals (or if Seller does not have originals, then copies) of all agreements and other documents that constitute an Assumed Liability, and all other books and records, including all records, files, papers, plans, data, accounting records, financial records and related information, in whatever media or form, of Seller and its Affiliates primarily relating to the assets, properties, business, and operations of the Business or the Purchased Assets, including all personnel files for the Transferred Employees, but excluding those records set forth in Section 2.2.2(e)(ii) or as prohibited by applicable Law, and provided that the financial and tax records will be copies of the original records;
(i)all Permits related to the Business to the extent assignable (the “Assumed Permits”);
(j)subject to Section 2.2.2(f), all insurance benefits, including rights and proceeds, to the extent relating to claims in respect of the Purchased Assets or the Assumed Liabilities;
(k)all rights of Seller under the Confidential Information, Non-Competition and Invention Assignment Agreements entered into by the individuals listed on Section 2.2.1(k) of the Disclosure Schedule to the extent such rights relate to the Business;
(l)all goodwill and similar intangible assets primarily associated with, used in, or related to, the Business or any of the Purchased Assets; and

(m)all accounts receivable of the Business;
(n)without duplication of any items listed in clauses (a) through (m) above, any current assets included in the calculation of the Closing Date Working Capital Amount.
2.2.2Excluded Assets.  Notwithstanding the provisions of Section 2.2.1, Buyer shall acquire no right, title or interest in any Excluded Asset under or pursuant to this Agreement or as a result of the transactions contemplated hereby.  The “Excluded Assets” consist of all assets, properties and rights of Seller and its respective Affiliates other than the Purchased Assets, including the following:
(a)all cash and cash equivalents, bank accounts, deposits, marketable securities and prepaid items other than prepaid items and deposits of the Business included in the calculation of the Closing Date Working Capital Amount;
(b)all claims and rights of action of any nature whatsoever either (i) to the extent necessary or useful in defending any claim that may be asserted against Seller or for which indemnification has been sought by a Buyer Indemnified Party pursuant to ARTICLE 7 or (ii) against any Person relating to any of the Excluded Assets or Excluded Liabilities;
(c)all Employee Benefit Plans, and all rights under, and assets held by, the Employee Benefit Plans and other employee benefit plans, programs, arrangements and agreements, including any retirement benefit and post-retirement health benefit plans, programs, arrangements and agreements, but not including any agreements set forth in Section 2.2.1(c) or Section 2.2.1(f) of the Disclosure Schedules;
(d)all Intellectual Property of Seller or its Affiliates other than the Purchased IP Rights;
(e)Seller’s and its Affiliates’ (i) minute books, Governing Documents, share records and Tax Returns, (ii) books and records that Seller or any of its Affiliates is required by Law to retain; provided, however, that copies of such books and records are, to the extent permitted by Law, included in the Purchased Assets to the extent primarily related to the Business; (iii) all records, reports, correspondence and memoranda prepared or received by Seller or any of its Affiliates (including all analyses relating to the Business or Buyer so prepared or received), and all valuations, expressions of interest and bids received from all Persons, in each case, in connection with the sale of the Business or the transactions contemplated hereby; (iv) all financial statements of Seller or its Affiliates (other than those that relate primarily to the Business) and all records (including working papers) related thereto; (v) a copy of all consolidating and consolidated financial information and all other accounting records prepared or used in connection with the preparation of the Financial Statements (including working papers); and (vi) any document or other item subject to attorney-client privilege;
(f)all insurance policies, including insurance policies in respect of directors and officers, and all claims against insurance carriers thereunder to the extent related to any claim for which indemnification is owed by Seller pursuant to ARTICLE 7;
(g)any claims, rights and interest in and to any refunds of income Taxes of Seller, and its Affiliates with respect to the operation of the Business or the Purchased Assets for any taxable years or periods ending on or prior to the Closing Date, and all beneficial interests in any portion of such a refund with respect to the operation of the Business or the Purchased Assets for any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year or period ending on or prior to the Closing Date;
(h)the portion of any Shared Contracts which relate to a business other than the Business;

(i)all rights which accrue or will accrue to Seller under this Agreement and the Seller Delivered Documents; and
(j)the assets listed on Section 2.2.2(j) of the Disclosure Schedule.
2.3Assumed Liabilities and Excluded Liabilities.
2.3.1Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer shall assume, as of the Effective Time, and shall pay, perform and discharge when due, (a) the Liabilities of Seller under the Assumed Leases, Assumed Contracts, and Assumed Permits arising from and after the Closing, but only to the extent such Liabilities do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller prior to the Closing, (b) all trade accounts payable of Seller to third parties in connection with the Business and other current liabilities, in each case solely to the extent included in the Closing Date Working Capital Amount (including any adjustment pursuant to Section 2.7), and (c) all liabilities for Taxes imposed with respect to ownership of the Purchased Assets or the Assumed Liabilities, or relating to the ownership and operation of the Business, for any Post-Closing Period (calculated for a Straddle Period in accordance with Section 6.1.1) (the “Assumed Liabilities”).
2.3.2Excluded Liabilities.  Anything to the contrary in this Agreement notwithstanding, other than the Assumed Liabilities, Buyer does not assume and will not be liable for any of Seller’s or any of its Affiliates’ Liabilities or Liabilities otherwise related to the Purchased Assets or the Business (the “Excluded Liabilities”), which Liabilities will be retained by and remain obligations of Seller to be satisfied and discharged by Seller in accordance with their terms, including (a) all Liabilities arising out of or related to the Excluded Assets; (b) all Liabilities for Seller Taxes, including any liability of Seller (or any Affiliate of Seller) for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract (including any tax sharing agreements), or otherwise, all Liabilities for Taxes that arise out of the consummation of the transactions contemplated by this Agreement or that are the responsibility of Seller pursuant to Section 6.1, all Liabilities for Taxes relating to the ownership and operation of the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Period (calculated for a Straddle Period in accordance with Section 6.1.1), and all Liabilities for Taxes of Seller (or any Affiliate of Seller) that become a Liability of Buyer or its Affiliates under any common law doctrine of transferee or successor liability or otherwise by operation of contract or law; (c) Liabilities arising from the ownership, conduct, and operation of the Business or the ownership of the Purchased Assets in any Pre-Closing Period; (d) all Liabilities for Indebtedness of Seller; (e) all Liabilities related to or arising out of any Contract not included in the Assumed Leases or Assumed Contracts; (f) all Liabilities related to or arising out of any Assumed Lease or Assumed Contract to the extent such Liability relates to the time period prior to the Closing, including with respect to any breach thereof or default thereunder by Seller; (g) all Liabilities in respect of any claims, actions or causes of action in respect of Seller, the Purchased Assets or the Business existing prior to the Closing or relating to events occurring prior to the Closing; (h) all Liabilities of Seller for vacation, paid time off, bonuses, or commissions accrued, payable or otherwise owed to any current or former employee, consultant, manager, trustee, director, officer or independent contractor, including any change-in-control, transaction bonus, retention or other similar payments (together with the employer portion of any Taxes arising from or incurred in connection with any such obligations), and all Liabilities of Seller for severance accrued, payable or otherwise owed to any former employee, director, officer or independent contractor; (i) all Liabilities, rights or obligations of the Seller or any of its Affiliates arising under, or with respect to, any of the Employee Benefit Plans, including any income or payroll Tax withholding obligations applicable thereto; (j) all payroll costs of Seller (and its Affiliates); and (k) any liability of Seller under abandoned or unclaimed property, escheat, or similar Laws.
2.4Purchase Price.  The aggregate purchase price payable by Buyer to Seller for the Purchased Assets is equal to five million dollars ($5,000,000) (the “Base Purchase Price”), subject to adjustment in accordance with the provisions of Section 2.5, Section 2.6 and Section 2.7, plus the Earnout Amount if payable pursuant to Section 2.8 (the “Purchase Price”).
2.5Payment.

2.5.1Closing Date Payments.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall pay to Seller by wire transfer of immediately available funds to an account designated by Seller an amount (the “Closing Date Payment Amount”) equal to:
(a)the Base Purchase Price;
(b)plus, the excess, if any, of the Estimated Working Capital Amount over the Upper Target Working Capital Amount, or minus the excess, if any, of the Lower Target Working Capital Amount over the Estimated Working Capital Amount, as applicable;
(c)less the aggregate amount of the Paid Indebtedness;
(d)less the aggregate amount of the Transaction Expenses;
(e)less the Seller Note Amount;

all as set forth on a closing statement to be agreed to and acknowledged by the Parties no later than one (1) Business Day prior to the Closing Date (the “Closing Statement”).  With respect to the deductions from the Base Purchase Price described in this Section 2.5.1 above, at the Closing, Buyer shall make such payments to third parties on behalf of Seller in accordance with Sections 2.5.2 and 2.5.3 below, which such payments will be set forth on the Closing Statement.

2.5.2Seller Note.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall issue a promissory note in the form of Exhibit B attached hereto (the “Seller Note”) in the principal amount of three million six hundred thousand dollars ($3,600,000) (the “Seller Note Amount”) to the order of Seller.
2.5.3Indebtedness and Transaction Expense Payments. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall make the following payments:
(a)the amount, if any, necessary to pay off the items of outstanding Indebtedness of Seller listed on Section 2.5.3 of the Disclosure Schedules (collectively, the “Paid Indebtedness”), which amount shall be paid by Buyer at the Closing by wire transfer to the holders of such Paid Indebtedness in accordance with valid pay-off letters from the holders of such Paid Indebtedness, in form and substance reasonably satisfactory to Buyer (the “Payoff Letters”), which provide for, among other things, the release, discharge, removal and termination of all Encumbrances or restrictions on transfer on the Purchased Assets upon payment of the amounts set forth therein; and
(b)the amount, if any, necessary to pay off the Transaction Expenses outstanding as of the Closing Date, which amount shall be paid by Buyer at the Closing by wire transfer to the applicable creditor therefor, and such Transaction Expenses shall be documented by pay-off letters or invoices from each applicable creditor for the Transaction Expenses, which shall include the names of each Person to which such Transaction Expense is owed and, in each case, otherwise be in form and substance reasonably satisfactory to Buyer.
2.5.4Consent Offset.  From the date hereof until the date that is one hundred and twenty (120) days after the Closing Date (the “Consent Offset Release Date”), Seller shall use its commercially reasonable efforts to obtain the required third party consents to assignment with respect to the Contracts set forth on Section 2.5.4 of the Disclosure Schedule (the “Post-Closing Required Consents”).  If neither of the Post-Closing Required Consents is obtained by Seller prior to the Consent Offset Release Date, the principal amount of the Seller Note shall be reduced by the Consent Offset Amount.  If only one of the Post-Closing Required Consents is obtained by Seller prior to the Consent Offset Release Date, the principal amount of the Seller Note shall be reduced by an amount equal to the portion of the Consent Offset Amount applicable to the Post-Closing Required Consent that has not been received.  By way of example, if at the Consent Offset Release Date, the Post-Closing Required Consent from Molina has been obtained by Seller, but the Post-Closing Required Consent from Humana has not been obtained by Seller, then the principal amount of the Seller Note will be reduced by $58,560.  If both of the Post-Closing Required Consents are obtained by Seller prior to the Consent Offset Release Date, the principal amount of the Seller Note shall not be reduced.  Notwithstanding anything contained herein to the contrary, the provisions set forth in this Section 2.5.4 shall not affect any Buyer Indemnified Party’s right to a set off against the Seller Note as set forth in Section 7.6 of this Agreement.
2.5.5Customer Offset.
(a)If the number of total active MTM-Qualified Members after qualification in May 2023 is equal to thirty-one thousand five hundred seventy-nine (31,579) (the “MTM-Qualified Member Threshold”), the principal amount of the Seller Note will be reduced by $1,097,856.00. For each such MTM Qualified Member below the MTM-Qualified Member Threshold, the principal amount of the Seller Note will be further reduced by $8.69, such that if there are zero MTM Qualified Members after qualification in May 2023, the principal amount of the Seller Note will be reduced by $1,372,320.00. Buyer will determine the total active MTM-Qualified Members after qualification in May 2023 promptly after Buyer receives the May 2023 member roster from ESI and completes its good faith reconciliation of the same, which in no event will be later than May 31, 2023.
(b)If the aggregate number of CHM Opps from the date hereof up to and including May 2023 (the “CHM Opp Period”) is equal to thirty-three thousand (33,000) (the “CHM Opp Threshold”), the principal amount of the Seller Note will be reduced by $378,000. For each CHM Opp in the CHM Opp Period below the CHM Opp Threshold, the principal amount of the Seller Note will be further reduced by $11.45, such that if there are zero CHM Opps for the CHM Opp Period, the principal amount of the Seller Note will be reduced by $756,000. Buyer will determine the aggregate number of CHM Opps for the CHM Opp Period promptly after Buyer receives the May 2023 CHM Opps roster from CHM, which in no event will be later than May 31, 2023. Notwithstanding the foregoing, if CHM provides an updated forecast to Buyer or its Affiliates before May 31, 2023 that reflects CHM Opps projected full year CHM Opps equal to or greater than 182,850, then the principal amount of the Seller Note shall not be reduced.
(c)From the date hereof through May 31, 2023, Buyer shall not act or fail to act in a manner that is intended to reduce the MTM-Qualified Members below the MTM-Qualified Member Threshold or the CHM Opps below the CHM Opps Threshold, as applicable, for the purpose of reducing the MTM-Qualified Members below the MTM-Qualified Member Threshold or the CHM Opps below the CHM Opps Threshold, as applicable, or that would constitute gross negligence or willful misconduct under the ESI Agreement or CHM Agreement, as applicable. Buyer will provide Seller with its determination of the total active MTM-Qualified Members in accordance with Section 2.5.5(a) and the aggregate number of CHM Opps in accordance with Section 2.5.5(b). If Seller objects to Buyer’s determination of the total active MTM-Qualified Members or the aggregate number of CHM Opps, Buyer and Seller will endeavor in good faith to resolve the dispute. If Buyer and Seller are unable to resolve the dispute despite using good faith efforts to do so, the dispute will be resolved in accordance with the provisions set forth in Section 2.7.2 mutatis mutandis.
2.6Closing Date Purchase Price Adjustment. No later than one (1) day prior to the Closing Date, Seller shall have delivered to Buyer a statement setting forth Seller’s estimate of the Closing Date Working Capital Amount (such estimate, the “Estimated Working Capital Amount”), which amount shall be the basis for the applicable adjustments set forth in Section 2.5.1.
2.7Post-Closing Purchase Price Adjustment.
2.7.1Buyer’s Calculation.  As soon as practicable, but in no event later than sixty (60) days, after the Closing Date, Buyer shall prepare or cause to be prepared and shall deliver to Seller a statement (the “Post-Closing WC Statement”) setting forth Buyer’s good faith calculation of the Closing Date Working Capital Amount, prepared in accordance with Exhibit A and GAAP.  Following Seller’s receipt of the Post-Closing WC Statement, Seller will have forty-five (45) days (the “Review Period”) to review the Post-Closing WC Statement.  During the

Review Period and thereafter as reasonably requested by Seller, Buyer will provide Seller and its accountants reasonable access to the books and records of the Business and personnel to the extent that such books and records and personnel relate to or were engaged in preparing the Post-Closing WC Statement, and to such historical financial information (to the extent in Buyer’s possession) relating to the Post-Closing WC Statement as Seller may reasonably request for the purpose of reviewing the Post-Closing WC Statement and preparing any objections.  If prior to the end of the Review Period Seller objects to any of such Buyer calculations contained in the Post-Closing WC Statement, Seller shall notify Buyer prior to the end of the Review Period, setting forth with reasonable specificity the objections (the “Objections”), and Seller’s proposed revisions to the Post-Closing WC Statement and the basis therefor.  Thereafter, Buyer and Seller will endeavor in good faith, during the thirty (30)-day period commencing on the date of delivery of such notice of Objections (or such longer period as the Parties may then agree in writing), to resolve the Objections.  If Seller fails to deliver any notice of Objections within the Review Period, Seller is deemed to have accepted Buyer’s determination of the Closing Date Working Capital Amount set forth in the Post-Closing WC Statement, and the Post-Closing WC Statement will be final and binding on all parties.
2.7.2Dispute Resolution.  If at the end of such thirty (30)-day period referenced in Section 2.7.1 above there are any unresolved Objections, Seller and Buyer will promptly engage and submit the calculation and resolution of such unresolved Objections to BDO USA LLP (the “Independent Accountant”).  The Independent Accountant will be instructed to resolve the Objections and such resolution shall be (a) set forth in writing and signed by the Independent Accountant, (b) delivered to Buyer and Seller as soon as practicable after the Objections are submitted to the Independent Accountant but not later than the 30th day after such submission, (c) made in accordance with this Agreement, and (d) absent fraud or manifest error, conclusive and binding on the Parties on the date of delivery of such resolution.  The Independent Accountant shall only decide the Objections submitted to it.  With respect to each such Objection, the Independent Accountant may not assign any value that is greater than the highest value for such amount claimed by either Seller or Buyer or that is less than the lowest value for such amount claimed by either Seller or Buyer, in each case, as presented to the Independent Accountant.  The costs and fees of the Independent Accountant will be paid by Seller on the one hand, and Buyer on the other hand, in the inverse proportion that the contested amounts relating to the Objections submitted to the Independent Accountant and awarded to such Party bears to the total contested amounts relating to such Objections, as determined by the Independent Accountant.
2.7.3Adjustment Amount.  Following Buyer’s and Seller’s mutual agreement upon, or if applicable the determination by the Independent Accountant of, the Closing Date Working Capital Amount, the Purchase Price shall be adjusted as described herein.  If the Closing Date Working Capital Amount (as finally determined pursuant to this Section 2.7) differs from the Estimated Working Capital Amount, the Closing Date Payment Amount shall be recalculated using the Closing Date Working Capital Amount in lieu of the Estimated Working Capital Amount, and (i) the amount, if any, by which the Closing Date Payment Amount paid at Closing in accordance with Section 2.5 is less than such re-calculated Closing Date Payment Amount shall be paid to Seller by Buyer, or (ii) the amount, if any, by which the Closing Date Payment Amount paid at Closing in accordance with Section 2.5 exceeds such re-calculated Closing Date Payment Amount shall be paid to Buyer by Seller.  In either case, such payment (the “Post-Closing Adjustment Amount”) will be made as described in Section 2.7.4 below.
2.7.4Payment.  If the Post-Closing Adjustment Amount is payable by Buyer, (such amount, the “Seller Adjustment Amount”), then Buyer shall pay, or cause to be paid, the Seller Adjustment Amount by wire transfer of immediately available funds to Seller.  If the Post-Closing Adjustment Amount is payable by Seller (such amount, the “Buyer Adjustment Amount”), then the principal amount of the Seller Note will be reduced by the Buyer Adjustment Amount.  Buyer hereby agrees that its sole source of recovery under this Section 2.7.4 shall be limited to, and shall not exceed in the aggregate, the amount of the Seller Note.
2.8Earnout Payment; Buyer Guaranty.
2.8.1If during the period beginning on the Closing Date and ending on December 31, 2023 (the “Earnout Period”) any of the Earnout Conditions are satisfied, Buyer will promptly (but not later than thirty (30) days) after the earlier of (i) the end of the Earnout Period and (ii) the date of a Qualified Financing (as defined in the Seller Note), but only if such Earnout Condition is achieved prior to such date, pay or cause to be paid to Seller the following amounts with respect to the achievement of the applicable Earnout Condition; provided that, for the avoidance of doubt, Buyer will only be responsible for payment with respect to the highest achieved (as measured by the amount payable to Seller) Medication Cost Condition or Medication Count Condition, as applicable:
(a)Medication Cost Conditions:
(i)	the 100% Medication Cost Condition is achieved, $670,000.00
(ii)	the 90% Medication Cost Condition is achieved, $603,000.00,
(iii)	the 80% Medication Cost Condition is achieved, $536,000.00,
(iv)	the 70% Medication Cost Condition is achieved, $469,000.00,
(v)	the 60% Medication Cost Condition is achieved, $402,000.00,
(vi)	the 50% Medication Cost Condition is achieved, $335,000.00,
(vii)	the 40% Medication Cost Condition is achieved, $268,000.00,
(viii)	the 30% Medication Cost Condition is achieved, $201,000.00,
(ix)	the 20% Medication Cost Condition is achieved, $134,000.00, and
(x)	the 10% Medication Cost Condition is achieved, $67,000.00.
(b)Medication Count Conditions:
(i)	the 100% Medication Count Condition is achieved, $330,000.00, and
(ii)	the 50% Medication Count Condition is achieved, $165,000.00.

If none of the Earnout Conditions is achieved during the Earnout Period, then no portion of the Earnout Amount will be paid or payable to Seller.

2.8.2The contingent right to receive the Earnout Amount or any portion thereof will not be represented by any form of certificate or other instrument, is not transferable, and does not constitute an ownership interest in Buyer or any of its Affiliates.  No interest is payable with respect to the Earnout Amount or any portion thereof.  Seller acknowledges and agrees that (i) following the Closing, Buyer and its Affiliates have the right to operate their respective businesses, including the Business, in any way that Buyer or such Affiliate deems appropriate in Buyer’s or such Affiliate’s sole discretion, (ii) Buyer has no obligation to operate its business, including the Business, in order to achieve the Earnout Conditions, (iii) the achievement of the Earnout Conditions is speculative and subject to numerous factors outside the control of Buyer, and (iv) there is no assurance that Seller will receive the Earnout Amount or any portion thereof.
2.8.3The Buyer Guarantor, as primary obligor, unconditionally and irrevocably guarantees, by way of a continuing guarantee to Seller, the payment by Buyer, when due (i) any portion of the Earnout Amount, if any, to the extent it becomes payable pursuant to Section 2.8, and (ii) the Seller Note, and the Buyer Guarantor shall pay on demand such amounts which become due by Buyer with respect to the Earnout Amount and the Seller Note which is unpaid, and such demand may be made at any time on or after the due date for any such payments.  The guarantee in this Section 2.8.3 shall remain in full force and effect until all of Buyer’s payment and performance obligations have been irrevocably and unconditionally paid or otherwise settled or discharged in full in connection with or related to the Earnout Amount and the Seller Note.
2.9Non-Transferable Assets.  Nothing in this Agreement shall be determined to transfer or assign to Buyer any Contract or other asset that would otherwise be included in the Purchased Assets if an attempted transfer or assignment (a) without the consent of any Person would constitute a breach or default of such Contract or asset or create a termination right under such Contract, and such Person does not give its consent, or (b) would otherwise be unlawful, ineffective or would materially impair Buyer’s rights under the Contract or asset in question so that Buyer would in effect not acquire the benefit of such rights (each a “Non-Transferable Asset”).  Seller shall use commercially reasonable efforts, and shall reasonably cooperate with Buyer, to obtain any required consent, authorization, approval or waiver, or any release, substitution or amendment required for the sale, assignment, transfer, conveyance or delivery of the Non-Transferable Assets.  Without limiting the immediately preceding sentence, for a period of twelve (12) months from and after the Closing, Seller shall use commercially reasonable efforts to promptly obtain any consent, authorization, approval or waiver required to assign to Buyer each customer Contract that was not assigned to Buyer at the Closing.  Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller will sell, assign, transfer, convey and deliver to Buyer the relevant Non-Transferable Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.  Applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 6.1.3 of this Agreement.  With respect to each such Non-Transferable Asset, (i) Seller will cooperate in any reasonable and lawful arrangements designed to provide to Buyer all of the benefits, economic and otherwise, of such Non-Transferable Asset (including promptly remitting to Buyer any revenue received by Seller on account of any such Non-Transferable Asset related to the Post-Closing Period), (ii) Seller will not terminate, alter or amend any such Non-Transferable Asset except with Buyer’s express written consent, and (iii) until such Non-Transferable Asset is assigned to Buyer, Seller will use its reasonable best efforts to enforce, at the reasonable direction and for the account, at the sole expense, of Buyer, any right of Seller arising under any such Non-Transferable Asset against any counterparty thereto or other Person (including the right to amend or terminate any such Non-Transferable Asset in accordance with the terms thereof).  Seller will provide Buyer with notice of any claim asserted by any Person against or with respect to any Non-Transferable Asset after the Closing as soon as practicable after becoming aware of any such claim.  If any such claim is asserted, Buyer will have the right to direct the defense of such claim at Buyer’s sole cost and expense, whether or not litigation, arbitration or other dispute resolution proceedings have been instituted and even if Buyer is not named as a party to such claim.  Nothing in this Section 2.8 shall be deemed to apply to any Shared Contract, it being understood that Shared Contracts are governed by Section 6.7.

2.10Transfer of Assets. Seller will deliver all of the Purchased Assets to Buyer pursuant to Section 2.1 and Section 2.2. Seller will take all such other steps reasonably requested by Buyer to put Buyer in actual possession and operating control of the Purchased Assets and the Business. Seller will deliver to Buyer such assignments and other instruments of conveyance and transfer as are necessary or desirable to vest in Buyer all rights, title and interest of Seller in and to the Purchased Assets and Assumed Liabilities. Seller will assist Buyer in the prompt and orderly transition of the Purchased Assets to Buyer and will cooperate with Buyer and its representatives and counsel in the preparation of any documents or instruments that may be required in connection with the sale and transfer of the Purchased Assets and the Business to Buyer. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds related to the Business or the Assumed Contracts, Seller will, or will cause such Affiliate to, promptly (and in any event within five (5) Business Days after its receipt thereof) remit such funds to Buyer.
2.11Withholding Tax. Notwithstanding any other provision of this Agreement, Buyer shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local, foreign, or other Tax Laws. If Buyer determines that an amount is required to be deducted or withheld (other than with respect to compensatory payments), Buyer will use commercially reasonable efforts to provide written notice within three (3) Business Days of any expected deduction or withholding to the Person with respect to which the deduction or withholding is to be made and to cooperate with such Person to reduce or eliminate any such deduction or withholding.  Any such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  To the extent that amounts are so withheld and remitted to the appropriate Governmental Body, Buyer will provide written notice of the amounts so deducted or withheld to the Person with respect to which such amounts were paid.

ARTICLE 3
CLOSING
3.1Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the exchange of documents and signatures, on the date hereof (the “Closing Date”).  The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).
3.2Deliveries at the Closing.
3.2.1By Seller.  Seller shall deliver or cause to be delivered to Buyer at or prior to the Closing:
(a)a bill of sale and assignment and assumption agreement in the form attached to this Agreement as Exhibit C (the “Bill of Sale”), duly executed by Seller;
(b)a transition services agreement, in the form attached to this Agreement as Exhibit D (the “Transition Services Agreement”), duly executed by Seller;
(c)a copy of the Closing Statement, duly executed by Seller;
(d)an intellectual property assignment and assumption agreement in the form attached hereto as Exhibit E (the “IP Assignment Agreement”) by which Seller assigns to Buyer all of Seller’s right, title, and interest in and to the Purchased IP Rights, duly executed by Seller;
(e)a consulting agreement, in substantially the form attached hereto as Exhibit F, duly executed by each of Kevin Boesen, Chad Stonecipher, and Ricardo Rodriguez (collectively, the “Consulting Agreements”);
(f)a duly completed and executed IRS Form W-9;
(g)a certificate of the secretary of Seller certifying as to (i) the resolutions of the board of directors of Seller and the sole stockholder of Seller approving this Agreement, the transactions contemplated hereby and the consummation thereof, and (ii) the incumbency and authority of the officers of Seller authorized to negotiate and execute this Agreement and the other contracts, agreements and certificates required or contemplated hereby;
(h)the Payoff Letters;
(i)the consents listed on Section 3.2.1(i) of the Disclosure Schedules;
(j)all original, or, if original are not available, copies of all, books and records of the Business that are included in the Purchased Assets and/or Assumed Liabilities;
(k)an assignment and assumption of leases for each Assumed Lease (collectively, the “Lease Assignments”), duly executed by Seller and the applicable lessor under such Assumed Lease, together with a consent and estoppel certificate duly executed by each lessor under an Assumed Lease; and
(l)the Transferred Employee Information in accordance with Section 6.2.1.
3.2.2By Buyer.  Buyer shall deliver or cause to be delivered to Seller at the Closing:
(a)payment of the Closing Date Payment Amount in accordance with Section 2.5 and the Closing Statement;
(b)the Bill of Sale, duly executed by Buyer;

(c)the Transition Services Agreement, duly executed by Buyer;
(d)the Seller Note, duly executed by Buyer;
(e)the Consulting Agreements, duly executed by Buyer Guarantor;
(f)a copy of the Closing Statement, duly executed by Buyer; and
(g)the Lease Assignments, duly executed by Buyer.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically disclosed in the Disclosure Schedules (referencing the disclosure schedule sections) delivered by Seller to Buyer on the date of this Agreement, which contain exceptions and qualifications to the representations and warranties of Seller in this Agreement, Seller represents and warrants to Buyer as follows as of the date of this Agreement:

4.1Organization and Qualifications.  Seller is a corporation duly organized and validly existing under the laws of the state of Delaware.  Seller has the necessary power and authority to own, operate or lease its properties and assets and to carry on its business as now conducted. Seller is duly qualified to do business and in good standing in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.2Authority and Enforceability.  Seller has the corporate or other applicable organizational power and authority to execute and deliver each Seller Delivered Document and to consummate the transactions contemplated by each of the Seller Delivered Documents and otherwise to comply with and perform Seller’s obligations under each of the Seller Delivered Documents.  The execution and delivery by Seller of each Seller Delivered Document, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller in accordance with the terms of its Governing Documents.  No other action on the part of Seller is necessary to authorize the execution and delivery of any Seller Delivered Document by Seller, or the consummation by Seller of the transactions contemplated hereby or thereby.  Each Seller Delivered Document has been duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute Seller’s valid and binding obligations enforceable against it in accordance with their respective terms, except (i) as such enforcement may be limited by bankruptcy, reorganization, insolvency or other Laws of general application relating to the enforcement of creditors’ rights generally (including statutory or other Laws regarding fraudulent transfers), and (ii) as to the availability of specific performance or other equitable remedies.
4.3No Violation of Laws or Agreements; Consents.  Except as set forth in Section 4.3 of the Disclosure Schedules, the execution and delivery by Seller of each Seller Delivered Document, the consummation of the transactions contemplated by the Seller Delivered Documents, and the compliance with or fulfillment of the respective terms, conditions or provisions of the Seller Delivered Documents by Seller do not and will not (with or without notice or lapse of time, or both):
4.3.1contravene or result in a violation of any provision of the Governing Documents of Seller;
4.3.2conflict with in any material respect, materially violate any provision of, result in a material breach of, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any Assumed Contract or any material Contract to which any Purchased Assets are subject, or create an Encumbrance on any of the Purchased Assets; or

4.3.3result in a violation of any Law to which Seller or any of Seller’s assets, including the Purchased Assets, is subject or otherwise require the consent, approval, authorization of, or registration or filing with, or require any notification to, any Person, including any Governmental Body, in each case (i) that has not been obtained prior to the Closing and (ii) other than as would be immaterial to the Business, Purchased Assets and Assumed Liabilities taken as a whole.
4.4Financial Statements.
4.4.1Section 4.4.1 of the Disclosure Schedules includes true and correct copies of the following financial statements: (i) the unaudited balance sheet of the Business as of December 31, 2021, and the unaudited consolidated income statement of the Business for the fiscal year then ended (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Business as of December 31, 2022, and the unaudited income statement of the Business for the twelve (12)-month period then ended (the “Interim Financial Statements”).  The Annual Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements”.
4.4.2Except as set forth in Section 4.4.2 of the Disclosure Schedules: (a) the Annual Financial Statements have been prepared in accordance with GAAP on a consistent basis through the indicated period; (b) the Interim Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the indicated period, subject to normal and recurring year-end adjustments and the absence of notes; (c) the Financial Statements have been prepared from the books and records of Seller, and (d) the Annual Financial Statements and Interim Financial Statements present fairly in all material respects the financial condition and results of operation of the Business at the dates and for the relevant periods indicated.  The unaudited balance sheet of the Business included in the Interim Financial Statements shall be referred to herein as the “Most Recent Balance Sheet,” and the date thereof shall be referred to herein as the “Most Recent Balance Sheet Date”.
4.5Absence of Undisclosed Liabilities.  Except as set forth in Section 4.5 of the Disclosure Schedules, there exist no Liabilities, whether absolute or contingent, of the Business, other than (i) Liabilities that are reflected, reserved for or disclosed in the Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date, (iii) Liabilities that are executory obligations arising in the Ordinary Course of Business under any Contracts (and not as a result of any breach thereof), or (iv) liabilities incurred in the connection with the transactions contemplated by this Agreement.
4.6No Changes.  Except as contemplated by this Agreement or as set forth in Section 4.6 of the Disclosure Schedules, since December 31, 2022, Seller has conducted its business and operations with respect to the Business only in the Ordinary Course of Business, and there has not been with respect to the Business:
4.6.1any event or occurrence which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;
4.6.2grant of any waiver or release by Seller of any right or claim associated with or related to any of the Purchased Assets or the Business;
4.6.3payment, discharge or satisfaction of any claim or Liability of the Business, other than payment, discharge or satisfaction of claims and Liabilities in the Ordinary Course of Business;
4.6.4transfer, assignment, or grant of any exclusive license of any rights under or with respect to any Business-Utilized Intellectual Property;
4.6.5damage, destruction or loss, or any interruption in use, of any assets material to the Business, whether or not covered by insurance;
4.6.6termination, extension or material amendment or modification of the terms of any Material Contract;
4.6.7entry into a Contract that would constitute a Material Contract;

4.6.8any material increase in the salary, wage or bonus payable by Seller to any Business Employee, except as required by applicable Laws or employment or retention contracts in existence as of the date of this Agreement;
4.6.9any change in any method of the Business’s accounting, other than as required by GAAP or applicable Law;
4.6.10any sale, lease or other disposition of any assets (whether tangible or intangible) of the Business, other than sales of inventory in the Ordinary Course of Business;
4.6.11any purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of ten thousand dollars ($10,000), except in the Ordinary Course of Business;
4.6.12any capital expenditures or commitments for any capital expenditures relating to the Business exceeding twenty-five thousand dollars ($25,000) individually or seventy-five thousand dollars ($75,000) in the aggregate;
4.6.13any mortgage or pledge of any assets included in the Purchased Assets, except for Permitted Encumbrances arising in the Ordinary Course of Business;
4.6.14any failure to pay any Top Vendor any material amount owed to such Top Vendor when due;
4.6.15any acceleration of the collection of or application of any discount to any accounts receivable of the Business or delay of the payment of any accounts payable less than sixty (60) days past due or deferment of any expenses of the Business;
4.6.16any commencement, settlement or notice of any Action against Seller relating to or affecting the Purchased Assets or the Business;
4.6.17any Tax election made, rescinded, or amended any filing of an amended Tax Return, any signing or entry into any closing agreement or settlement with regard to any claim or assessment of Tax liability, any settlement or compromise of any claim or assessment of Tax liability, any offset or any other reduction in Tax liability, or any consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes, that, in any of such events, would affect any Taxes imposed on or with respect to the Purchased Assets after the Closing;
4.6.18any adoption of a plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consent to the filing of any bankruptcy petition against Seller under any similar Law; or
4.6.19any agreement or commitment to do any of the foregoing.
4.7Taxes.
4.7.1Except as set forth in Section 4.7.1 of the Disclosure Schedules, all Tax Returns required to be filed by or with respect to Seller with respect to the Business or the Purchased Assets prior to the Effective Time have been filed in a timely manner (taking into account any applicable extension periods), and all Taxes due and owing by or with respect to Seller with respect to the Business or the Purchased Assets have been paid.  Such Tax Returns are true, accurate, and complete in all material respects.  Seller, with respect to the Business and the Purchased Assets, is not currently the beneficiary of any extension of time within which to file any Tax Return.

4.7.2Except as set forth on Section 4.7.2 of the Disclosure Schedules, there are no Encumbrances for Taxes upon the Purchased Assets, except for liens for Taxes and other governmental charges and assessments that are not yet due and payable.
4.7.3Except as set forth on Section 4.7.3 of the Disclosure Schedules, no Actions, audits, assessments or other administrative or court proceedings are presently pending or in progress with regard to any Taxes or Tax Returns of Seller with respect to the Business or the Purchased Assets, and Seller has not received in writing any, and to Seller’s Knowledge there is no, threatened Action, audit, assessment, or other administrative or court proceeding against Seller with regard to Taxes with respect to the Business or the Purchased Assets.  There are no unpaid deficiencies asserted in writing or written assessments made by any taxing authority against or with respect to Seller.  No presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given with respect to Seller for any taxable years.  No claim has been made by a Governmental Body in a jurisdiction where Tax Returns are not filed by or with respect to Seller in connection with the Business or the Purchased Assets that it is or may be subject to taxation by that jurisdiction.  No claim has been made by a Governmental Body in a jurisdiction where Seller does not currently file a particular type of Tax Return or pay a particular type of Tax in connection with the Business or the Purchased Assets that Seller is or may be required to file such a Tax Return or pay such type of Tax (including obligations to withhold amounts with respect to Tax) in that jurisdiction.
4.7.4Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.
4.7.5Seller is not and has not been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Section 1.6011-4(b)(2) of the Treasury Regulations.
4.7.6Seller has (i) duly and collected and remitted all sales, use, excise or similar Taxes related or attributable to the Purchased Assets or the Business in material accordance with applicable Law, and (ii) collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of any sales or use Taxes.
4.7.7Seller is not a party to or bound by, and does not have any obligation under, any closing or similar agreement, Tax abatement or similar agreement or any other agreement with any Governmental Body relating to Taxes with respect to the Business or the Purchased Assets.
4.7.8There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Business or any Purchased Assets may be liable, or with respect to which they may be subject.
4.7.9Seller does not have any application pending with any Governmental Body requesting permission for any changes in accounting methods that would apply to the Business or Purchased Assets for any period after the Closing.
4.7.10Seller has no powers of attorney or other authorizations in effect that grant to any Person the authority to represent any Seller in connection with any Action concerning a Tax matter that could pertain to or affect the Purchased Assets or the Business.
4.7.11None of the Purchased Assets is or will have ever consisted of any equity interest or other interest (i) in any entity, plan or arrangement that is treated for federal or any applicable state or local income Tax purposes as a partnership, (ii) in any corporation or other entity treated under any applicable Tax Law as a corporation or other type of separate entity.
4.7.12None of the Purchased Assets or any of the assets that have ever been part of the Business has been subject to Tax, been used or engaged in business, or had or been part of a permanent establishment, in each case, in any jurisdiction outside of the United States.
4.7.13None of the Purchased Assets is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue

Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code, or (iv) directly or indirectly securing any debt, the interest on which is exempt from Tax under Section 103(a) of the Code.
4.7.14None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.
4.8Title to Purchased Assets; Sufficiency.
4.8.1Except as set forth in Section 4.8.1 of the Disclosure Schedules, Seller owns, leases or has the legal right to use all of the Purchased Assets (excluding the Intellectual Property, which is the subject of Section 4.12) and has good and valid title in and to (or in the case of leased Purchased Assets, valid leasehold interest in) all Purchased Assets (excluding the Intellectual Property, which is the subject of Section 4.12), free and clear of all Encumbrances, except Permitted Encumbrances.  Except as set forth on Section 4.8.1 of the Disclosure Schedules, the Purchased Assets, together with the rights granted to Buyer pursuant to this Agreement and the Ancillary Agreements, will constitute at the Effective Time all of the assets necessary to conduct the Business in substantially the same manner as the Business is presently conducted.  Seller is not party to any contract, agreement or commitment for the sale or disposition of any of the Purchased Assets.
4.8.2Except as reflected in the Financial Statements or as set forth in Section 4.8.2 of the Disclosure Schedules, the tangible assets included in the Purchased Assets, whether owned or leased by Seller, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair, subject to normal wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use.
4.9Real Property.
4.9.1  Section 4.9.1 of the Disclosure Schedules sets forth each parcel of real property leased by Seller for use in the Business as currently conducted (but excluding any locations from which Seller or its Affiliates perform shared services for the Business and from which material operations of the Business are not conducted) (the “Leased Real Property”), including with respect to each Leased Real Property, the address and a description of the applicable lease agreement (the “Leases”).  Except as set forth in Section 4.9.1 of the Disclosure Schedules, with respect to each Assumed Lease:
(a)such Assumed Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property subject to that Assumed Lease;
(b)Seller is not in material breach or default under such Assumed Lease, Seller has not received any notice of any breach or default under such Assumed Lease from any counterparty to such Assumed Lease, and Seller has paid all rent due and payable under such Assumed Lease;
(c)to Seller’s Knowledge, no other party to any Assumed Lease is in default under such Assumed Lease, and no party to such Assumed Lease has exercised any termination rights with respect to it;
(d)Seller has not subleased, assigned or otherwise granted to any person the right to use or occupy any Leased Real Property that is subject to such Assumed Lease;
(e)Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property that is subject to an Assumed Lease; and
(f)to Seller’s Knowledge, each Leased Real Property under the Assumed Leases is currently in compliance with the Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), as amended and supplemented.

4.9.2Seller does not own and has not owned any real property used in the Business, and has not owned or operated real property other than the Leased Real Property (excluding any locations from which Seller or its Affiliates perform shared services for the Business and from which material operations of the Business are not conducted).
4.10No Pending Litigation.  Except as set forth in Section 4.10 of the Disclosure Schedules, as of the date of this Agreement, there are no, and for the past three (3) years, there have been no, pending or, to Seller’s Knowledge, threatened, Actions against Seller, any of its properties (tangible or intangible) or any of its officers, directors, employees, trustees or representatives in their respective capacities as such that involves or would be expected to have any materially adverse impact on the Purchased Assets or the Business or that, if adversely determined, would reasonably be expected to prevent, materially delay, make illegal, impose material limitations or conditions on, or otherwise materially interfere with, the transactions contemplated by this Agreement.  To Seller’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Action.  Seller has not received any notification of, and to Seller’s Knowledge, there is no, investigation by any Governmental Body involving the Business or the Purchased Assets.  There is no unsatisfied judgment, penalty or award against Seller with respect to the Business or the Purchased Assets.  There is no action, suit, claim or proceeding of any nature pending, or which Seller has commenced preparations to initiate, by Seller against any Person in respect of the Purchased Assets or the Business.
4.11Compliance With Law.  Except as disclosed in Section 4.11 of the Disclosure Schedules, (a) Seller, with respect to the Business, is currently and has for the last three (3) years been in material compliance with all Laws (excluding Healthcare Laws, which are addressed separately in Section 4.19 below), (b) no investigation or review by any Governmental Body has been conducted in the last three (3) years, or is pending or threatened in writing, or, to Seller’s Knowledge, is otherwise threatened against Seller with respect to the Business or the Purchased Assets, and (c) there is no Governmental Order binding upon the Business or the Purchased Assets.  Seller has not received any written communication from a Governmental Body that alleges that the Business or any Purchased Asset is not in material compliance with any such applicable Law (excluding Healthcare Laws, which are addressed separately in Section 4.19 below), Governmental Order or Action.
4.12Intellectual Property.
4.12.1Business Registered Intellectual Property.  Section 4.12.1 of the Disclosure Schedules lists all (i) Business Registered Intellectual Property (including the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, the record owner and the applicable registration, application or serial number or similar identifier) as of the date of this Agreement, (ii) any proceedings or actions before any court, tribunal, or Governmental Body involving any of the Business Registered Intellectual Property, but excluding non-final routine prosecution proceedings before the applicable Governmental Body not involving a third party and (iii) material unregistered trademarks included in the Business-Utilized Intellectual Property.  Each item of Business Registered Intellectual Property is valid, subsisting, and excluding pending applications, enforceable.  All registration, maintenance and renewal fees currently due in connection with such Business Registered Intellectual Property have been paid, and all other deadlines for maintaining and/or prosecuting the Business Registered Intellectual Property up to and including the Closing Date have been satisfied.  There are no actions that must be taken within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Business Registered Intellectual Property.  To Seller’s Knowledge, there exist no materials, information, facts or circumstances, including any information or fact that would constitute prior art, that would render any of the Business Registered Intellectual Property that is not an application invalid or unenforceable, or would adversely affect any pending application for any Business Registered Intellectual Property.  The Seller has not received and has no Knowledge of any written notice or claim challenging or questioning the validity or enforceability or alleging the misuse of any Business Registered Intellectual Property.  No Business Registered Intellectual Property has been or is now involved in any interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding.  No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material trademark (whether registered or unregistered) included in the Business Intellectual Property.  No Business

Registered Intellectual Property at any time has been cancelled, abandoned, allowed to lapse or not renewed, except where the Seller has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such Business Registered Intellectual Property.
4.12.2Status.  Seller is the sole owner of all Business-Utilized Intellectual Property.  No third party has any ownership right, title, interest, claim in or lien on any of the Business-Utilized Intellectual Property.  Seller has not agreed to transfer (in whole or in part) ownership of any Business-Utilized Intellectual Property to any third party.  The Business Intellectual Property collectively constitutes all of the Intellectual Property necessary for Buyer’s conduct of the Business in the same manner as conducted by Seller prior to the Closing, or that are primarily used in or primarily held for use in the Business.
4.12.3Business Products.  Section 4.12.3 of the Disclosure Schedules lists all of the Business Products.
4.12.4Protection of Business-Utilized Intellectual Property.  Seller has taken commercially reasonable steps to protect and preserve the proprietary aspects of the Business Products and other Business-Utilized Intellectual Property that is material to the Business, and to maintain the confidentiality of any trade secrets and other confidential information included in the Business Intellectual Property.  All Persons who contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Business, including the Business-Utilized Intellectual Property, including named inventors of patents and patent applications included in the Business-Utilized Intellectual Property (any such Person an “Author”): (i) assigned to Seller unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property and (ii) are bound by written obligations of confidentiality with respect to all confidential information and trade secrets included in the Business Intellectual Property, and to Seller’s Knowledge, there have been no breaches of such agreements.  Seller has, and enforces, a policy requiring each Business Employee and all independent contractors involved in the creation of Intellectual Property for Seller to execute a proprietary information, confidentiality and invention assignment contract in the form(s) made available to Buyer (each a “Proprietary Information Agreement”), and all such Persons have executed such a Proprietary Information Agreement.  No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Business Intellectual Property.  Seller has made available to Buyer copies of all forms of such disclosure and assignment executed by Authors.  Seller has, with respect to the Business, implemented and maintained reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith and have tested such plans on a periodic basis.  To Seller’s Knowledge, the Business has not experienced any breach of security or other unauthorized access by third parties that has caused any substantial disruption of or interruption to the conduct of the Business, including any material loss, destruction, damage, or harm of or to the Business and its operations, personnel, property, or other assets.
4.12.5Non-Infringement.  To Seller’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Business-Utilized Intellectual Property by any third party, and Seller has not brought any Action or sent any written notices to any third party regarding the foregoing.  The operation of the Business has not infringed, misappropriated, or otherwise violated in the past five (5) years, and does not currently infringe, misappropriate, or otherwise violate, any Third-Party Intellectual Property.  Seller, with respect to the Business, has not been sued in any Action or received any written communications: (i) alleging that the Business has infringed, misappropriated, or otherwise violated or, by conducting the Business, would infringe, misappropriate, or otherwise violate any Third-Party Intellectual Property, or (ii) challenging the validity, registrability, or enforceability of any Business-Utilized Intellectual Property.  No Business-Utilized Intellectual Property or Business Product is subject to any Action, order, or settlement agreement that restricts in any manner the use, transfer or licensing thereof by Seller, excluding orders of general applicability not specifically directed to the Business-Utilized Intellectual Property or Business Products, such as Laws that restrict the export of technologies to embargoed countries.
4.12.6Intellectual Property Agreements.  Section 4.12.6 of the Disclosure Schedules set forth a complete and accurate list of all Business Intellectual Property Agreements.  With respect to the Business Intellectual Property Agreements:

(a)each such agreement is valid and subsisting and has, where required, been duly recorded or registered;
(b)Seller is not in breach of any Business Intellectual Property Agreement, and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Business Intellectual Property Agreements, or give any non-Seller party to any Business Intellectual Property Agreement the right to do any of the foregoing;
(c)to Seller’s Knowledge, no counterparty to any Business Intellectual Property Agreement is in breach thereof;
(d)no third party has ownership or license rights to improvements or derivative works made by the Seller with respect to Third-Party Intellectual Property that has been licensed to the Seller; and
(e)none of the Business Intellectual Property Agreements grants any third party (i) exclusive rights to or under any Business-Utilized Intellectual Property or (ii) the right to sublicense any Business-Utilized Intellectual Property.
4.12.7Open Source Software.
(a)Section 4.12.7(a) of the Disclosure Schedules contains a complete and accurate list of all Open Source Materials that have been incorporated into, linked with, or distributed with any Business Product or Business-Utilized Intellectual Property in any way and describes the manner in which such Open Source Materials were incorporated or used with respect to the Business Product or Business-Utilized Intellectual Property (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Seller or any of its subsidiaries and whether (and if so, how) such Open Source Materials were incorporated into and linked in any Business-Utilized Intellectual Property).
(b)Except as set forth in Section 4.12.7(b) of the Disclosure Schedules, Seller has not: (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Business Products; or (ii) distributed or provided Open Source Materials in conjunction with, or for use with, any Business Products.
(c)Except as set forth in Section 4.12.7(c) of the Disclosure Schedules, Seller has not used Open Source Materials in a manner that requires or purports to require any Business-Utilized Intellectual Property to be subject to any Copyleft Licenses (or any of the obligations or attributes thereof as specified in (i) through (iv) of the definition thereof).
(d)Except as set forth in Section 4.12.7(d) of the Disclosure Schedules, Seller has been at all times and is currently in full compliance with all licenses for Open Source Materials applicable thereto, including any and all Intellectual Property notice and attribution requirements.
4.12.8Source Code.  Except for disclosures to Business Employees, the Business Source Code has not be disclosed or licensed to any Person and Seller has not agreed or obligated itself to disclose, deliver or license Business Source Code to any Person, nor has there been any unauthorized or inadvertent disclosure of any Business Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by of any Business Source Code, other than disclosures to employees and consultants involved in the development of Business Products.  Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Business Source Code.

4.12.9Product Defects.  All Business Products comply in all material respects with applicable Laws and warranties.  To Seller’s Knowledge, there have not been and there are no material defects or deficiencies in the Business Products.
4.12.10Privacy and Personal Data.
(a)Seller’s Processing of Personal Data in connection with the Business complies with, and for the past three (3) years has complied in all material respects with (i) all Privacy Laws, (ii) the Business’s published privacy statements and other notices provided to any Person regarding the Business’s Processing of their Personal Data, (iii) the requirements of any Contract to which Seller or the Business is a party relating to the Processing of Personal Data, and (iv) any applicable industry self-regulatory standards relating the Processing of Personal Data, such as the Payment Card Industry Data Security Standard (PCI DSS) (all of the foregoing in (i)-(iv), collectively the “Business Privacy Commitments”).
(b)Seller, with respect to the Business, has for the last three (3) years: (i) as required by the Business Privacy Commitments, provided any necessary notices and privacy choices to, and obtained any necessary consents from, any Persons that are required for the collection and Processing of such Persons’ Personal Data as conducted by or for the Business and (ii) if and as required by the Business Privacy Commitments, abided by any privacy choices (including opt-in and opt-out preferences) of Persons relating to their Personal Data and the Business’s collection and Processing thereof.
(c)Seller, with respect to the Business, has established and has at all times maintained a comprehensive written information security program designed to protect the confidentiality, integrity, and availability of Personal Data and other confidential information and protect it against accidental, unauthorized, or unlawful use or Processing (“Data Security Program”).  The Data Security Program includes commercially reasonable technical, physical, and organizational measures, including policies, procedures, security systems, and technologies, and complies in all material respects with the Business Privacy Commitments.  Seller, with respect to the Business, has taken commercially reasonable steps to ensure the reliability of its employees, contractors, and personnel of its service providers that Process Personal Data or have access to confidential information of the Business.
(d)Except as set forth on Section 4.12.10(d) of the Disclosure Schedules, (i) there has been no actual or reasonably suspected material unauthorized acquisition or disclosure of, or access to, Personal Data in the Business’s possession or control or held, Processed, or managed by any vendor, processor, or other third party for or on behalf of the Business, (ii) there has been no material compromise of the Business’s Data Security Program, (iii) there has otherwise been no material unauthorized or unlawful Processing of any Personal Data in the Business’s possession or control or held, Processed, or managed by any vendor, processor, or other third party for or on behalf of the Business that would constitute a material violation of any Business Privacy Commitment, and (iv) no circumstance has arisen in which any Business Privacy Commitments would require the Business to notify a Governmental Body or other Person of a data security breach, security incident, or other unauthorized or unlawful Processing of Personal Data.
(e)Seller, with respect to the Business, has not received written notices, requests, complaints, correspondence, or other communication from any Person regarding, nor is aware of any circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Body) that would reasonably be expected to give rise to, any Action, order, warrant, regulatory opinion, or other allegation from any Person or Governmental Body relating to Seller’s compliance or alleged failure to comply with Privacy Laws or Business Privacy Commitments.  Seller, with respect to the Business, has not been named as a party in any Actions involving a material breach or alleged material breach of relevant Privacy Laws or other Business Privacy Commitments.
(f)The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the transfer to Buyer of any Personal Data in the possession or control of the Seller in connection with the Business, do not and will not: (i) materially conflict with or result in a material violation or breach of any Business Privacy Commitments (as currently existing or as existing at any time during which any Personal Data was collected or Processed by or for Seller in the conduct of the Business); or (ii) require the consent of or notice to any Person concerning such Person’s Personal Data. Upon the Closing, Buyer will continue to have the right to use Personal Data transferred to Buyer that was in the possession or control of the Seller in connection with the Business on materially the same terms and conditions as Seller enjoyed immediately prior to the Closing subject to applicable Business Requirements.
4.13Labor Matters.
4.13.1Section 4.13.1 of the Disclosure Schedules sets forth a complete and accurate list (unless such information has otherwise been furnished or made available to Buyer) of (a) all current Business Employees, as well as their (i) name, (ii) date of hire, (iii) current title, (iv) exempt or non-exempt classification under the Fair Labor Standards Act and similar state Law, (v) work location, (vi) current annual salary rate or current hourly wage, and (vii) amount of annual bonus eligibility; and (b) all independent contractors and consultants currently engaged by Seller in connection with the Business, including their (i) name, (ii) a brief description of the services provided, (iii) the primary location where such services are provided, (iv) their base fee rate and the frequency with which such fees are paid, and (v) the notice required for termination.  Each natural person who is performing or has performed services to the Business has properly been classified by Seller as an employee or independent contractor under applicable Law (and, for each Business Employee, as exempt or nonexempt under the Fair Labor Standards Act and similar state Law), other than any failure to be so properly classified that would not result in or reasonably be expected to result in material liability to the Business, and with respect thereto, Seller has, within the time and in the manner prescribed by Law, withheld and paid to the proper Governmental Body all amounts required to be so withheld and paid under applicable Law.  During the past five (5) years, Seller has not had any material liability (including with respect to wages, Taxes, workers’ compensation, benefit plans or otherwise) as a result of any failure to properly classify any current or former employees or independent contractors of the Business, to pay any wages payable or to provide any benefits such Person.
4.13.2Except as set forth in Section 4.13.2 of the Disclosure Schedules: (i) Seller is in compliance in all material respects with all Laws applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours, including Laws and regulations regarding equal employment opportunity, nondiscrimination, immigration, harassment, disability and accommodation, retaliation, the payment of wages (including minimum wage and overtime compensation), pay equity, employee and contractor classification, meal and rest breaks, paid and unpaid leaves of absence (including sick leave, family and medical leave, maternity leave, military leave and similar state, local or other Laws regarding leave), occupational safety and health, immigration and the employment of non-citizens, layoffs and reductions in force (including the WARN Act and comparable state, local or other Laws), workers’ compensation, unemployment insurance, employer posting and notice obligations and requirements, and the withholding, collection and payment of income Taxes and social security contributions, and there are no pending or, to Seller’s Knowledge, threatened claims, charges or lawsuits with respect to such Laws; (ii) there are no collective bargaining agreements or similar Contracts with any labor organization that are binding on Seller, and there are no union or labor-related organizing efforts, election activities or requests or demands for negotiation with or representation by a labor union or similar organization, pending or, to Seller’s Knowledge, threatened, with respect to the Business Employees; (iii) there are no material strikes, slowdowns, work stoppages or similar labor activities pending or, to Seller’s Knowledge, threatened by any Business Employees with regard to Seller; and (iv) during the prior three (3) years, Seller has not engaged in any unfair labor practices as defined in the National Labor Relations Act and there are no unfair labor practices, charges or complaints against Seller pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board or any similar state agency.
4.13.3Except as set forth on Section 4.13.3 of the Disclosure Schedules, Seller is not, with respect to the Business Employees, bound by: (a) any Contract that entitles a Business Employee to receive any salary continuation or severance payment; or (b) any Contract that requires Seller to make any payment to a Business Employee solely as a result of the transactions contemplated by this Agreement, including any “change in control” provisions or agreements:
4.13.4Seller has not made, started or contemplated any “plant closing” or “mass layoff” (as those terms are defined in the WARN Act) that would trigger the WARN Act or any other similar applicable Law, rule or regulation with respect to any site of employment or facility of Seller, and no layoffs are currently contemplated that could reasonably be expected to result in a violation of such Laws or regulations.
4.13.5Seller is not, under any Assumed Contract, a government contractor or subcontractor for purposes of any Laws with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage laws.
4.13.6Seller is in compliance with and, during the past five (5) years, has been in material compliance with all immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.  There are no pending, or to Seller’s Knowledge, threatened, Actions relating in any way to compliance by Seller with respect to any immigration Laws or any other Laws regulating employment or work authorization of citizens or non-citizens of the United States.
4.14Employee Related Agreements and Plans; ERISA.
4.14.1List and Types of Plans.  Set forth in Section 4.14.1(a) of the Disclosure Schedules is an accurate and complete list of all material Employee Benefit Plans.  Except as set forth in Section 4.14.1(b) of the Disclosure Schedules, neither Seller nor any ERISA Affiliate of the Seller has, at any time preceding the date of this Agreement, sponsored, contributed to, or had any obligations or incurred any liability under any Employee Benefit Plan that is (i) a single employer defined benefit pension plan (within the meaning of Section 3(35) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, (ii) a “multiple employer plan” as described in Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, (iii) a “multiple employer welfare arrangement” as defined in Section (3)(40) of the Code, (iv) a “multiemployer plan” as defined in Sections 3(37) or 4001 of ERISA, or (v) a voluntary employees beneficiary association within the meaning of Section 501(c)(9) of the Code.  No Employee Benefit Plan provides for post-employment health or life insurance, except as required by COBRA or any similar state Law or benefits in the nature of severance pay pursuant to one or more employment agreements set forth in Section 4.14.1(c) of the Disclosure Schedules.
4.14.2Employee Benefit Plan Documents.  With respect to each Employee Benefit Plan intended to qualify under Section 401(k) of the Code, including Seller’s 401(k) Plan, Seller has furnished to Buyer, as applicable: (i) a true and complete copy of the plan documents (including any underlying trust or other funding arrangement) and any amendments; (ii) copies of the most recently filed Form 5500 annual report and accompanying schedule, if any; (iii) a copy of the most recently received IRS determination letter, opinion or advisory letter; (iv) copies of the non-discrimination testing results, if any, for the three (3) most recent plan years; and (v) copies of any non-routine correspondence with a Governmental Body or plan participants.
4.14.3General Compliance.  Each Employee Benefit Plan has been maintained and operated in all material respects consistent with its terms and in compliance with the requirements of applicable Law (including ERISA, the Code, the Patient Protection and Affordable Care Act, and COBRA or similar state law).  There are no actions, suits or claims pending or, to Seller’s Knowledge, threatened against any Employee Benefit Plan as of the date hereof (other than routine claims for benefits).  As of the date hereof, Seller has not received any written notice that any Employee Benefit Plan is presently the subject of an audit, investigation or examination by any Governmental Body.
4.14.4Tax Qualification.  With respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, such Employee Benefit Plan and each corresponding trust intended to be tax-exempt under Section 501(a) of the Code has received a favorable determination, advisory, or opinion letter issued by the IRS as to such Employee Benefit Plan’s qualification under the Code, and nothing has occurred since the date of such letter that reasonably could be expected to adversely affect the qualified status of such Employee Benefit Plan or any related trust.
4.14.5Contributions.  Seller has made timely payment in all material respects of all amounts respectively required to be paid by it as contributions or premiums to any Employee Benefit Plan that are due as of the date of this Agreement.

4.14.6Prohibited Transactions.  Neither Seller nor, to Seller’s Knowledge, any other Persons who participate in the operation of any Employee Benefit Plan has engaged in any transaction with respect to any Employee Benefit Plan, or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA, that would subject Seller to a material Tax, penalty or liability for “prohibited transactions” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) or breach of any applicable fiduciary obligations under ERISA.
4.14.7Code Section 409A.  Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code that is subject to Section 409A of the Code complies and has complied in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.
4.14.8Contingent Payments.  Except as set forth on Section 4.14.8 of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event that would not, standing alone, trigger such payment or benefit) will: (i) entitle any Business Employee to any payment or benefit, including any bonus, retention, severance, change in control, retirement or job security payment or benefit; (ii) accelerate the time of payment or vesting or forgiveness of indebtedness or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation or benefit under, any Employee Benefit Plan, in each case to or for the benefit of a Business Employee; (iii) provide for payment or benefits to any Business Employee that would reasonably be expected to constitute an “excess parachute payment” under Section 280G of the Code; or (iv) result in the forgiveness in whole or in part of any outstanding loans to any Business Employee.  Seller does not have any obligation to gross up, indemnify, or otherwise reimburse any Business Employee for any taxes, interest, or penalties incurred under Section 409A, Section 457A or Section 4999 of the Code.
4.15Environmental Matters.  Seller, with respect to the Business, is and has been in material compliance with all Environmental Laws.  The Business has not received written notice of any pending or threatened violation, liability or claim under Environmental Laws that has resulted in or would reasonably be expected to result in material liability of Seller.  Seller, with respect to the Business, has not handled, disposed of, arranged for the disposal of, manufactured, distributed, exposed any Person to, or released any hazardous substance or petroleum, or owned or operated any property or facility contaminated by any hazardous substance or petroleum, that has given rise to or would reasonably be expected to give rise to material liabilities pursuant to Environmental Laws.  Seller holds and is and has been in material compliance with all Permits, required under Environmental Law, for the operation of the Business and the Leased Real Property.  Seller has delivered to Buyer complete and accurate copies of any reports, studies, analyses, tests or monitoring relating to the presence of materials regulated under Environmental Laws in, on or under and real property operated by Seller with respect to the Business.
4.16Material Contracts.
4.16.1Listing.  Section 4.16.1 of the Disclosure Schedules sets forth a true, complete, and correct list of all Contracts (including amendments thereto and excluding Employee Benefit Plans) (i) by which any of the Purchased Assets are bound or (ii) relating primarily to the Business and to which Seller is a party, in the following categories (together with the Assumed Leases, the “Material Contracts”):
(a)all Contracts, with respect to the Business, that relate to the pending acquisition or disposition of any business, a material amount of stock or assets of any other person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(b)all Contracts for the sale of any of the Purchased Assets or for the grant to any person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets, other than Contracts for the sale, distribution or provision of products or services of the Business in the Ordinary Course of Business;
(c)all Contracts with Top Customers and Top Vendors;

(d)all Contracts concerning a partnership or joint venture or similar arrangement;
(e)all collective bargaining agreements or other Contracts with a labor organization relating to the Business Employees;
(f)all notes, debenture, bond, equipment trust, letter of credit, capital lease obligation, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the Ordinary Course of Business) or otherwise pertaining to Indebtedness or that is a Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person in connection with the Business;
(g)all Contracts with any Governmental Body;
(h)all Contracts pursuant to which Seller leases any real property for the benefit of the Business;
(i)all Contracts that involve revenues or expenditures by Seller with respect to the Business in excess of fifty thousand dollars ($50,000) per annum (excluding sale orders entered into in the Ordinary Course of Business) and not terminable upon notice of ninety (90) days or less;
(j)all Contracts containing covenants that materially limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area during any period of time;
(k)all Contracts that relate to the compromise or settlement of any litigation or arbitration or other proceeding involving the Business or the Purchased Assets;
(l)all Business Intellectual Property Agreements;
(m)any hedging, swap, forward, future, interest rate, commodity or currency exchange agreement or similar hedging or derivative instrument;
(n)all Contracts (or groups of related Contracts with the same party) for the lease of personal property to or from any Person in connection with the Business providing for lease payments in excess of ten thousand dollars ($10,000) per annum;
(o)any Contract with any Affiliate of Seller primarily related to the Business or Purchased Assets;
(p)all Contracts that require the Business to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions; and
(q)all Contracts (or groups of related Contracts with the same party) the absence or termination of which could have a Material Adverse Effect, which are not otherwise listed in Section 4.16.1 of the Disclosure Schedules.
4.16.2Status.  Except as set forth in Section 4.16.2 of the Disclosure Schedules:
(a)each Material Contract is (i) a valid and binding obligation of Seller, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other Laws of general application relating to or affecting creditors’ rights and to general equity principles, (ii) to Seller’s Knowledge, a valid and binding obligation of each other party thereto, and (iii) is in full force and effect; and

(b)(i) Seller is not in material breach of any Material Contract, and Seller has not received written notice of any event or circumstance that, with notice or lapse of time or both, would constitute a material breach or event of default under any such Material Contract, (ii) to Seller’s Knowledge, no other party to any such Material Contract is in material breach or material default under such Material Contract, (iii) Seller has performed, in all material respects, all terms, covenants, conditions and agreements of each of the Material Contracts that are required to be performed by Seller, and (iv) no act or omission on the part of Seller (or on the part of any other party thereto) has occurred which, with the giving of notice or lapse of time, or both, would constitute a material breach or violation of any Assumed Contract, or that would permit termination or acceleration by any other party thereunder.
4.17Customers and Vendors.  Section 4.17 of the Disclosure Schedules contains a complete and accurate list of the names of the Business’s top ten (10) customers by revenue for the calendar year ended December 31, 2022 (based on revenues earned from customers in such period) (collectively, the “Top Customers”), and the top ten (10) vendors for the calendar year ended December 31, 2022 (by expenditures in such period) (collectively, the “Top Vendors”).  Except as set forth in Section 4.17 of the Disclosure Schedules, no Top Customer or Top Vendor has as of the date of this Agreement cancelled or terminated in writing, or to Seller’s Knowledge provided any other notice, to Seller that it intends to cancel or otherwise terminate or materially reduce its relationship with the Business.
4.18Licenses, Permits and Authorizations; HIPAA.
4.18.1Seller has all of the material licenses, certificates, approvals, clearances, exemptions, consents, filings, registrations, notifications, authorizations and permits from any Governmental Body necessary to permit Seller to own, operate, use and maintain the Purchased Assets and the Business in the manner in which they are now operated and maintained and currently conducted (collectively, “Permits”), as listed in Section 4.18.1 of the Disclosure Schedules.  Seller is currently in compliance in all material respects with its obligations under, and the terms of, each Permit, and (i) no event has occurred or condition or state of facts exists which constitutes or after notice or lapse of time or both, would constitute a breach or default in any material respects under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which would materially and adversely affect the rights of Seller under any such Permit, (ii) for the last three (3) years, no notice of cancellation, revocation, non-renewal, suspension, limitation or of material default concerning any such Permit has been received by the Business or to the Knowledge of the Seller is pending or threatened against the Purchased Assets and the Business, and (iii) each such Permit is valid, subsisting and in full force and effect, except where renewal of such Permit has been suspended as a result of the COVID-19 pandemic or related state declarations.
4.18.2The Business complies and has for the last three (3) years complied in material respects with all Laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time.  Seller, with respect to the Business, has entered into, Business Associate agreements that satisfy all applicable requirements of HIPAA with (i) any Covered Entities on whose behalf Seller creates, receives, maintains or transmits Protected Health Information, and (ii) any Person that creates, receives, maintains, or transmits Protected Health Information on behalf of Seller, and Seller is in compliance in all material respects with the terms of all such Business Associate agreements to which Seller is a party or otherwise bound.  Seller, with respect to the Business, has created and maintained written policies and procedures designed to protect the privacy and security of all Protected Health Information, provided training to all employees and agents as required under HIPAA, and has implemented appropriate security procedures, including physical, technical and administrative safeguards, designed to protect Protected Health Information stored or transmitted in electronic form.  Seller, with respect to the Business, has undertaken all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including risk analyses and technical and nontechnical evaluations) of all areas of the Business and Seller’s Processing of Protected Health Information as required by HIPAA and has implemented appropriate corrective action to address or is in the process of addressing all material vulnerabilities in their HIPAA safeguards and controls identified through such assessments.  Seller, with respect to the Business, has not received any written notices, requests, complaints, correspondence, or other communication from the Office for Civil Rights for the U.S.  Department of Health and Human Services or any other Governmental Body or Person regarding its compliance with or any alleged failure to comply with HIPAA or any other state Law or regulation applicable to the protection of individually identifiable health information or personally identifiable information.  Seller, with respect to the Business, is not and could not reasonably be expected to become, the subject of any civil or criminal penalty, process, claim, Action or proceeding, or any administrative or other regulatory review, survey, process or proceeding or Governmental Order in connection with any actual or potential violation by the Business of HIPAA.  No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable state or federal Laws has occurred with respect to any information maintained or transmitted by or to Seller with respect to the Business, or an agent or third party subject to a Business Associate Agreement with Seller that would require Seller to make a disclosure to any Person or Governmental Body.  All capitalized terms in this Section 4.18.2 not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.
4.19Compliance with Healthcare Laws.
4.19.1Except as set forth on Section 4.19.1 of the Disclosure Schedules, the Business is, and at all times during the six (6)-year period prior to the Closing, has been in compliance in all material respects with all Healthcare Laws, including all legal and regulatory requirements related to participation in or the provision of services to beneficiaries enrolled in any Federal Health Care Program.  No Action has been filed, commenced or, to Seller’s Knowledge, threatened against Seller alleging any failure of the Business so to comply with any Healthcare Law in any respect, and Seller has not received any written notice from any Governmental Body or agent thereof of any alleged violation of, default under or any citation for noncompliance with respect to the Business with any Healthcare Laws.  Except as set forth on Section 4.19.1 of the Disclosure Schedules, to Seller’s Knowledge, no facts, events, circumstances or conditions exist that would reasonably be expected to form the basis for any Action against or affecting the Business relating to or arising under any Healthcare Law.  Except as set forth on Section 4.19.1 of the Disclosure Schedules, Seller has not at any time received any written notice from any Governmental Body or to Seller’s Knowledge is aware of any pending, active or threatened Actions pertaining to the Business with respect to any Healthcare Laws prohibiting, governing, regulating or relating to fee-splitting, self-referrals or payment or receipt of kickbacks in return for or to induce referrals.
4.19.2During the past six (6) years, neither Seller, nor, to Seller’s Knowledge, the Business Employees have (i) been reprimanded, sanctioned, excluded or disciplined by any licensing board or any other body, or Third-Party Payor Program, (ii) had a judgment entered against it, him or her in connection with a malpractice or similar action, (iii) been found liable or responsible for any civil offense reasonably related to qualifications or competence relating to professional practice or (iv) been terminated from employment for cause related to any of the actions described in this Section 4.19.2.
4.19.3The Business has not billed or received any payment or reimbursement from a Third-Party Payor Program in excess of amounts allowed by Law.
4.19.4Section 4.19.4 of the Disclosure Schedules sets forth a list of the top 5 Contracts between Seller, with respect to the Business, on the one hand, and any Third-Party Payor Program, on the other hand (collectively, the “Third-Party Payor Agreements”).  Each Third-Party Payor Agreement is in full force and effect and is valid and binding on Seller.  Seller is not in material breach of, or material default under, any Third-Party Payor Agreement, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder by Seller.  Seller has made available a correct and complete copy of each Third-Party Payor Agreement together with all material amendments and waivers thereto.  No Third-Party Payor Agreement is currently subject to or is expected to be subject to cancellation or any other material modification by the other party thereto or is subject to or is expected to be subject to any penalty, right of set off or other charge by the other party thereto for late performance or delivery, other than modifications, set-offs or charges implemented in the ordinary course of business consistent with past practice.  No party to any Third-Party Payor Agreement has asserted to Seller, with respect to the Business, any claim, defense, setoff (other than set-offs or charges implemented in the ordinary course of business consistent with past practice) or counterclaim under or, to Seller’s Knowledge, threatened to terminate any Third-Party Payor Agreement.

4.20Transactions with Affiliates.  Except as set forth in Section 4.20 of the Disclosure Schedules, there have not been any material transactions between Seller, on the one hand, and any Affiliate or stockholder, officer, director, or employee of Seller, on the other hand, in each case, that relate to the Business or the Purchased Assets.  No current director, officer, employee, or stockholder of Seller has any ownership interest in the Purchased Assets, and to Seller’s Knowledge, any Top Vendor or Top Customer.
4.21Anti-bribery; Sanctions.
4.21.1In its operation of the Business, Seller has not, and no officer, director, employee, or to Seller’s Knowledge, agent or other Person acting for or on behalf of Seller has, directly or indirectly, (a) made or offered any unlawful payment or promised to make or offer any unlawful payment of anything of value, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such government official, candidate, party or campaign, (ii) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, (b) obtained, received, requested or entered into any arrangement with respect to any bribe, kickback, or other similar unlawful payment from any insured party or other Person, (c) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (d)  established or maintained any unlawful fund of corporate monies or other properties related to the foregoing, or (e) created any intentionally false, misleading or inaccurate books and records related to any of the foregoing.  Seller has not received any written notice from any other Person alleging the occurrence of any of the matters set forth in clauses (a) through (e) of the preceding sentence.
4.21.2Seller is not a Person who is directly or indirectly 50% or more owned by any Person currently included on the Specially Designated Nationals and Blocked Persons List or the Consolidated Sanctions List maintained by the Office of Foreign Assets Control, US Department of the Treasury (“OFAC”) or other similar list maintained by any Governmental Body.
4.21.3Seller has not, and has not permitted any third parties to, directly or indirectly, export, reexport, or release any items, software or technical data (“Regulated Products”) to any jurisdiction to which, or any party to whom, the export, reexport, or release of any Regulated Products is prohibited by applicable Law.  In the past three (3) years, Seller has complied with all applicable Laws, and completed all required undertakings (including obtaining any necessary export authorization or other governmental approval), prior to exporting, reexporting, or releasing any Regulated Products.
4.22Brokers.  Except as set forth in Section 4.22 of the Disclosure Schedules, neither Seller nor any of its Affiliates has employed, nor are any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who are entitled to a fee or commission in connection therewith.
4.23Disclaimer of Warranties.  Except for the representations and warranties contained in this Article 4 (including the related portions of the Disclosure Schedules), neither Seller nor any other Person on behalf of Seller has made or makes any express or implied representation or warranty, either written or oral, including any representation or warranty as to (a) the accuracy or completeness of any information regarding the Business furnished or made available to Buyer and its representatives, (b) any information, documents or material made available to Buyer in an internet data room, in a management presentation or in any other form in expectation of the transactions contemplated hereby, or (c) as to the future revenue, profitability or success of the Business.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows as of the date of this Agreement:

5.1Organization.  Buyer is a limited liability company validly existing and in good standing under the Laws of its state of organization and has the requisite entity power and authority to own, operate or lease its properties, and carry on its business as now conducted.
5.2Authority and Enforceability.  Buyer has the requisite power and authority to execute and deliver the Buyer Delivered Documents and to consummate the transactions contemplated by the Buyer Delivered Documents and otherwise comply with and perform Buyer’s obligations under the Buyer Delivered Documents.  The execution and delivery by Buyer of the Buyer Delivered Documents and the consummation by Buyer of the transactions contemplated on its part thereby have been duly authorized by its manager in accordance with the terms of its Governing Documents.  No other action on the part of Buyer is necessary to authorize the execution and delivery of the Buyer Delivered Documents by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement or the other Buyer Delivered Documents.  The Buyer Delivered Documents will, when executed and delivered by Buyer, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute Buyer’s valid and binding obligations enforceable against Buyer in accordance with their terms, except (i) as such enforcement may be limited by bankruptcy, reorganization, insolvency or other Laws of general application relating to the enforcement of creditors’ rights generally (including statutory or other Laws regarding fraudulent transfers), and (ii) as to the availability of specific performance or other equitable remedies.
5.3No Violation of Laws; Consents. The execution and delivery by Buyer of each Buyer Delivered Document, the consummation of the transactions contemplated by the Buyer Delivered Documents, and the compliance with or fulfillment of the respective terms, conditions or provisions of the Buyer Delivered Documents do not and will not (with or without notice or lapse of time, or both):
5.3.1contravene or result in a violation of any provision of the Governing Documents of Buyer;
5.3.2conflict with in any material respect, materially violate any provision of, result in a material breach of, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any material Contract of Buyer; or
5.3.3result in a violation of any Law to which Buyer or any of Buyer’s assets is subject, or otherwise require the consent, approval, authorization of, registration or filing with, or require any notification to, any Person, including any Governmental Body, in each case (i) that has not been obtained prior to the Closing and (ii) other than as would be immaterial to the Buyer’s ability to consummate the transactions contemplated by the Buyer Delivered Documents.
5.4No Pending Litigation or Proceedings.  No Action is pending or, to the knowledge of Buyer, threatened against Buyer that challenges, or if adversely determined, would reasonably be expected to prevent, delay, make illegal, impose limitations or conditions on, or otherwise materially interfere with, the transactions contemplated by this Agreement.  As of the date hereof, there is no outstanding judgment, decree or order of any Governmental Body against or affecting Buyer in connection with the transactions contemplated by this Agreement.
5.5Brokers.  Neither Buyer nor any of its Affiliates has employed, nor is any of them subject to any valid claim of liability or obligation to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who are entitled to a fee or commission in connection therewith.
5.6Buyer Acknowledgement.  BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES BY SELLER CONTAINED IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT BUYER HAS NOT RELIED ON ANY REPRESENTATION, WARRANTY OR OTHER STATEMENT BY ANY PERSON ON BEHALF OF SELLER (OTHER THAN THOSE SET FORTH IN ARTICLE 4) AND THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY SELLER.

ARTICLE 6
OTHER AGREEMENTS
6.1Tax Matters.
6.1.1Tax Liability.  Seller (and its Affiliates) will be liable for all Taxes imposed on or with respect to the Purchased Assets or the Business for the Pre-Closing Period, and, as between Seller (and its Affiliates) on the one hand and Buyer on the other hand, Buyer will be liable for all Taxes imposed on or with respect to the Purchased Assets or the Business for the Post-Closing Period.  For all purposes of this Agreement, the amount of any ad valorem, real or personal property Taxes or other similar periodic Taxes not based on income or receipts (“Periodic Non-Income Taxes”) allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Periodic Non-Income Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period.  To the extent the actual amount of Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to a Straddle Period is not determinable at Closing, Buyer and Seller shall utilize the most recent information available in estimating the amount of Periodic Non-Income Taxes for which Seller is responsible pursuant to this Section 6.1.1 at Closing.  Upon determination of the actual amount of Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to a Straddle Period, (A) Seller shall pay to Buyer within fifteen (15) Business Days an amount equal to the excess of the actual amount of Periodic Non-Income Taxes attributable to the portion of any Straddle Period up to and including the Closing Date over the amount of such Taxes as calculated at Closing and (B) Buyer shall pay to Seller within fifteen (15) Business Days an amount equal to the excess of the amount of Periodic Non-Income Taxes attributable to the portion of any Straddle Period up to and including the Closing Date as calculated at Closing over the actual amount of such Taxes attributable to the portion of any Straddle Period up to and including the Closing Date.
6.1.2Assistance and Cooperation.  After the Closing Date, Seller and Buyer shall provide each other with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any Action relating to Taxes imposed on or with respect to the Purchased Assets or the Business.  Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such requested assistance.  In addition, the Parties agree to (i) retain all books and records with respect Tax matters relating to the Business and the Purchased Assets relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Seller on the one hand, or Buyer on the other hand, as the case may be, shall allow the other Party to take possession of such books and records.
6.1.3Transfer Taxes.  All federal, state, local, foreign and other transfer, documentary, sales, use, excise, stamp, registration, filing, bulk sales, recording, valued-added and other similar Taxes and fees (including any penalties and interest thereon) (each a, “Transfer Tax”) applicable to, imposed upon or arising out of the transfer of the Purchased Assets, or assumption of the Assumed Liabilities, pursuant to this Agreement or any other transaction contemplated by this Agreement, if any, shall be borne equally by Buyer and Seller and will be timely paid when due to the appropriate Tax authority by the Person having the obligation to pay such Transfer Tax under applicable Law.  Any Tax Returns or other document that must be filed in connection with Transfer Taxes will be prepared with the cooperation from Seller and Buyer, and each Party will use its reasonable best efforts to provide such Tax Returns to the other party at least five (5) Business Days prior to the date such Tax Returns are due to be filed.  Buyer and Seller will reasonably cooperate in the timely completion and filing of all such Tax Returns.  Notwithstanding anything to the contrary contained in this Agreement, “Transfer Taxes” shall not include any income Taxes or any other Taxes required to be deducted and withheld with respect to payments made by Buyer to Seller (under the Code or Treasury Regulations thereunder or any applicable provision of state, local or non-U.S. Law) in connection with the transactions contemplated by this Agreement.

6.1.4Purchase Price Allocation.  The Purchase Price (including any Assumed Liabilities and any other items properly treated as consideration for the Purchased Assets for Tax purposes) shall be allocated among the Purchased Assets in accordance with the methodology set forth in Section 6.1.4 of the Disclosure Schedules (the “Allocation Methodology”).  Within sixty (60) days after the final determination of the Closing Date Working Capital Amount and any Post-Closing Adjustment Amount under Section 2.7, Buyer will deliver to Seller a schedule allocating the Purchase Price (including any Assumed Liabilities and any other items properly treated as consideration for the Purchased Assets for Tax purposes) among the Purchased Assets for all purposes (the “Allocation Schedule”).  The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Allocation Methodology.  The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Seller.  In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute (any such resolution shall be final and binding on the parties); provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within forty-five (45) days after the delivery of the Allocation Schedule to Seller, such dispute shall be resolved by the Independent Accountant in accordance with the provisions set forth in Section 2.7.2 mutatis mutandis (and any such determination shall be final and binding on the parties absent manifest error or fraud).  If the Purchase Price is adjusted pursuant to this Agreement, Seller shall revise the Allocation Schedule as necessary to reflect adjustments to the Purchase Price, which Buyer shall deliver to Seller within thirty (30) days following the date of such adjustment, and which shall be subject to Seller’s review and comment and subject to the dispute resolution mechanism set forth in the immediately preceding sentence.  The Allocation Schedule, as finalized pursuant to this Section 6.1.4 shall be binding upon the parties hereto and their respective Affiliates.  Seller (or its Affiliates) and Buyer agree to file all Tax Returns (including their respective IRS Forms 8594, if applicable) in accordance with the Allocation Schedule, as finalized pursuant to this Section 6.1.4, and to not take any action inconsistent with the Allocation Schedule, as finalized pursuant to this Section 6.1.4, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.  If any Governmental Body disputes the Allocation Schedule (or any revision thereto), the party hereto receiving notice of the dispute shall promptly notify the other party hereto of such dispute, and the parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Allocation Schedule.
6.2Employees and Employee Benefit Plans.
6.2.1Upon the Closing, Seller and its Affiliates will terminate the employment of all Transferred Employees (as defined below) with Seller or the applicable Affiliate.  Buyer shall determine in its sole discretion which Business Employees will be given offers of employment.  Seller shall, upon request, use commercially reasonable efforts to assist Buyer in delivering the applicable offers to such Business Employees.  Employment or engagement for such employees or consultants by Buyer shall begin on the first Business Day following the Closing Date, subject to the successful completion of Buyer’s typical employment authorization verification process (e.g., completion of Form I-9 and Buyer’s typical background checks).  Each Business Employee who is given an offer of employment or engagement and who accepts an offer of employment or engagement from Buyer pursuant to this Section is referred to herein as a “Transferred Employee”.  No later than forty-eight (48) hours prior to the Closing Date, Seller shall deliver to Buyer all information reasonably requested by Buyer to onboard the Transferred Employees (the “Transferred Employee Information”) in the format supplied by Buyer to Seller.
6.2.2Buyer will be responsible for any action after Closing with respect to the Transferred Employees that results in a “mass layoff” or “plant closing” under the Workers Adjustment and Retraining Notification Act (the “WARN Act”), exclusive of any “employment losses,” as defined under the WARN Act, effected by Seller on or before the Closing Date.
6.2.3Seller shall provide Buyer with such information, cooperation and assistance, on a timely basis, as Buyer shall reasonably request to enable Buyer to implement the employment and related actions contemplated by this Section 6.2. Seller shall be solely responsible for providing continuation coverage under COBRA, or similar federal or state statute, if applicable, with respect to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulations Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement.  Sellers are hereby assigned the costs of COBRA consistent with Treasury Regulations Section 54-4980B-9, Q/A-7.

6.2.4This Section 6.2 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.2, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.2.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The Parties acknowledge and agree that the terms set forth in this Section 6.2 shall not create any right in any Business Employee or any other Person to any continued employment with Seller, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.  Nothing in this Agreement shall be deemed to confer upon any Person (nor any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.
6.3Confidentiality; No Public Announcement. Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other Party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Party to this Agreement (which consent will not be unreasonably withheld, conditioned or delayed), unless required by applicable Law or regulations of any applicable stock exchange, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or statement to the extent practicable.
6.4Expenses.  Except as otherwise specifically provided in this Agreement, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and the other agreements, instruments and documents to be delivered in connection with this Agreement and to its performance and compliance with all the agreements and conditions contained in this Agreement and such other agreements, instruments and documents on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, investment bankers and independent public accountants.
6.5Access to Books and Records.  After the Closing Date, and until the seventh (7th) anniversary of the Closing Date, each Party will retain and permit the other Party to have reasonable access to the books and records relating to the Business, the Purchased Assets, or the Assumed Liabilities in its possession and pertaining to the Pre-Closing Period and to make copies of them upon the following conditions: (a) the requesting Party providing notice to the other which sets forth a valid business, legal or Tax reason for the request for access and (b) the access being at such times and on such other reasonable conditions appropriate to avoid any material interference with the other Party’s business operations.  However, neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records pursuant to this Section 6.5 where such access would (i) violate any Law or (ii) result in the loss or waiver of any attorney-client privilege or similar protection.
6.6Corporate Names.  Buyer acknowledges that, other than with respect to the registered trademarks listed on Section 6.6 of the Disclosure Schedules and the names, marks, trade names and trademarks included in the Purchased Assets, from and after the Closing, Seller and its Affiliates shall have and retain the absolute and exclusive proprietary right to all of Seller’s and such Affiliates’ respective names, marks, trade names, trademarks, service marks, and domain names (collectively, the “Tabula Rasa Marks”) including all names, marks, trade names, trademarks and domain names incorporating “Tabula Rasa HealthCare”, “Tabula Rasa,” or “TRHC” by itself or in combination with any other mark and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith.  Following the Closing Date, Buyer will not, nor will it permit its Affiliates to, use any Tabula Rasa Mark in or on any of its or their properties, literature, sales materials or products or otherwise in connection with the sale of any products or services; provided, however, that (a) Buyer and its Affiliates will be permitted to use and reference the Tabula Rasa Marks solely in connection with transitioning the Business from Seller to Buyer for a period of not more than two (2) weeks following the Closing Date and (b) Buyer and its Affiliates will have six (6) months to remove any Tabula Rasa Marks that are embedded in any of the products of the Business.  Effective as of the Closing Date, any license agreement pursuant to which Seller or any Affiliate of Seller has granted to the Business the right to use trademarks, trade names, service marks, domain names or logos shall be cancelled.  Seller and its Affiliates hereby agree to discontinue the use of the registered trademarks listed on

Section 6.6 of the Disclosure Schedules and the names, marks, trade names and trademarks included in the Purchased Assets or otherwise primarily related to the Business as promptly as practicable following the Closing Date.

6.7Shared Contracts.  Following the date hereof, unless Buyer and Seller mutually agree otherwise with respect to a Shared Contract, the parties shall use their commercially reasonable efforts to enter into or to grant, and to cause each third-party counterparty to any contract that directly benefits both the Excluded Assets and Business, as set forth on Section 6.7 of the Disclosure Schedules (each a “Shared Contract”), to enter into or to grant, any new agreements, bifurcations or consents as are reasonably necessary to permit Buyer and its Affiliates (on behalf of the Business) and Seller and its Affiliates (with respect to the Excluded Assets), as applicable, to, on an independent basis following the Closing, derive substantially similar benefits, and to assume any obligations and economic burdens related to such benefits, as each such Person derives from such Shared Contract immediately prior to the Closing.  Additionally, until such third-party agreement or consent is obtained, Buyer and Seller agree to cooperate reasonably to reach a mutually acceptable arrangement under which Buyer and its Affiliates would, where commercially reasonable and in compliance with applicable Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of the portion of the Shared Contracts primarily related to the Business, including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Shared Contract for the benefit (and at such party’s own expense) of Buyer or any of its Affiliates.
6.8Bulk Sales Laws.  The Parties acknowledge that no waivers or clearances are being obtained under, and no other actions are being taken to comply with, state Laws, if any, providing for notices or Tax or similar clearances in connection with sales of assets; and, thus, notwithstanding anything to the contrary in this Agreement, no representation or warranty is made as to whether any Encumbrance arises in or with respect to the Purchased Assets by reason of the foregoing Laws; provided, however, that Seller will file within the required periods all Tax Returns required to be filed by Seller under applicable Law with respect to Taxes that could result in any such Encumbrances and to pay all Taxes of Seller for periods covered by such returns, all of which, in addition to any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any such Laws of any jurisdiction, are Excluded Liabilities.  The foregoing acknowledgments are not an agreement, acknowledgment or admission that the asset transfers contemplated by this Agreement are transfers or sales subject to any of the foregoing Laws.  Nothing in this Section 6.8 is intended to change the allocation of responsibility for Pre-Closing Period Taxes and Post-Closing Period Taxes as set forth in Section 6.1.
6.9Noncompetition; Nonsolicitation; Confidentiality.  Seller acknowledges that in order to assure Buyer that Buyer will retain the value of the Business as a “going concern,” it is necessary and reasonable that Seller agrees not to utilize its knowledge of the Business and its relationships with other Persons to compete with the Business.  Therefore, Seller agrees as follows:
6.9.1For a period of twelve (12) months from and after the Closing Date (the “Restricted Period”), Seller will not engage, directly or indirectly through any Person, in any business that competes with the Business in the United States; provided, that nothing contained in this Section 6.9.1 shall preclude any such Person from holding any investment in a company not exceeding 5% in total of any class of security dealt with on a recognized stock exchange; provided, further, that Seller may engage in the specific activities listed on Section 6.9.1 of the Disclosure Schedules without violating this Section 6.9.1.
6.9.2During the Restricted Period, Seller will not, directly or indirectly through any Person: (i) intentionally interfere with, solicit or endeavor to entice away from Buyer or the Business the business of any Person who is a customer or client of the Business, or was solicited by Seller during the twelve (12)-month period prior to the Closing Date, for the purpose of offering or providing to that Person products or services which are the same as or competitive with the Business Products; or (ii) supply any product or provide any service which is the same as or similar to those which the Business provides to or for any person who was a customer or client of the Business or who was solicited by the Business during the twelve (12)-month period prior to the Closing Date.
6.9.3During the Restricted Period, Seller agrees that it will not, directly or indirectly through any Person, solicit for employment any employee of the Business or cause or induce any such employee to leave such employment; provided, however, that general solicitations by Seller through advertisements in newspapers or other media of general circulation advertising employment opportunities, do not constitute a violation of this Section

6.9.3 to the extent that such advertisements and resulting employment are not aimed specifically at any employees of the Business.
6.9.4Seller agrees not to, and to cause its respective Affiliates not to, except in furtherance of the business of Buyer or in preparation of any Tax Return or financial statements, disclose or use at any time any Confidential Information.  Seller further agrees to take all commercially reasonable and appropriate steps (and to cause each of its Affiliates to take all commercially reasonable and appropriate steps) to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  In the event Seller or any of its Affiliates is required by Law to disclose any Confidential Information, Seller will (to the extent legally permissible) promptly notify Buyer in writing (email being deemed sufficient) of such requirement, reasonably cooperate with Buyer (at Buyer’s expense) to preserve the confidentiality of such information consistent with any applicable Law, and, in any event, only disclose such Confidential Information as is actually required by law to be disclosed.  As used herein “Confidential Information” means any information of or concerning the Purchased Assets, the Business, this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby that is confidential or propriety by nature; provided, that Confidential Information will not include: (a) information that at the time of disclosure is generally available to the public or is otherwise available to the receiving party other than on a confidential basis; (b) information that, after disclosure, becomes generally available to the public by publication or otherwise through no fault of the receiving party; or (c) information disclosed to the receiving party by a third party not under any known obligation of confidentiality to the disclosing party.
6.9.5If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.9 are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 6.9 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
6.9.6Seller acknowledges that each of the covenants set forth in this Section 6.9 are an essential element of this Agreement and that, but for the agreement of Seller to comply with these covenants, Buyer would not have entered into this Agreement.  The Parties agree that the covenants set forth in this Section 6.9 are reasonable, necessary and proper.  Seller agrees and acknowledges that remedies at law for any breach of their obligations under this Section 6.9 are inadequate and that, in addition thereto, in the event of any such breach, Buyer will be entitled to seek and obtain equitable relief, including temporary, preliminary or permanent injunctive relief and specific performance to compel Seller’s and its Affiliates’ compliance with, and enjoin Seller and its Affiliates from continuing or commencing any activity which would violate any of, the covenants set forth in this Section 6.9, without the necessity of posting bond or any other security.  If a Party breaches any covenant set forth in this Section 6.9, the duration of any covenant so violated will automatically be tolled with respect to such Party from the date of the first breach until the date judicial relief providing effective remedy for such breach or breaches is obtained by Buyer, or until Buyer states in writing that it will seek no judicial relief for such breach.
6.10Permits
6.10.1Seller and Buyer acknowledge that the Permits may not be transferred to Buyer prior to the Closing Date, and Seller agrees, subject to and in accordance with the terms and conditions of the Transition Services Agreement, to remain the licensee under each such Permit until such time as Buyer has received all Permits (or other confirmation acceptable to Seller and Buyer that Buyer is duly licensed to operate the Business) necessary to operate the Business.
6.10.2As soon as practicable, but in no event later than thirty (30) days following the Effective Date, and subject to Seller having provided such documents and information as reasonably requested by Buyer in connection with same, Buyer shall submit or cause to be submitted filings, notifications, applications, and/or submissions with the applicable Governmental Bodies to initiate obtaining the Permits and, thereafter, will use good faith commercially reasonable efforts to obtain the Permits as soon as reasonably practicable.  For its part, prior to the date that is thirty (30) days following the Effective Date (and in any event using commercially reasonable efforts to take such action contemporaneous with Buyer’s filings, notifications, applications and/or submissions necessary to obtain the Permits), Seller shall submit applicable change of ownership notifications to the applicable Governmental Bodies and any additional information as required by applicable Law in connection with the change of ownership and any other requirements with respect to the Permits.
6.10.3Buyer and Seller shall each cooperate with, and do all things reasonably practicable to assist, one another: (i) in the prompt preparation and filing of all required, proper or advisable notifications and/or filings to be made in connection with the Permits within the timeframe set forth in Section 6.10.2, hereof, and the parties shall cooperate with, and do all things reasonably practicable to assist each other in connection with the making of all such notifications and/or filings; (ii) in determining whether action by or in respect of, or filing with, any Governmental Body is required, proper or advisable; and (iii) in seeking to timely obtain all of the Permits or to make any such notifications and/or filings.  The parties shall keep each other reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from any applicable Governmental Body with respect to any Permits and related audits, inspections, reviews or investigations, and shall comply reasonably and promptly with any such inquiry or request and shall reasonably and promptly provide any supplemental information requested in connection with the notifications and/or filings made hereunder pursuant to any other applicable Laws.
6.10.4Buyer shall bear all customary fees and charges imposed by the applicable Governmental Body in order to obtain the Permits.  In no event shall Buyer be required to institute any litigation or other adversarial proceeding in order to obtain such Permits.
ARTICLE 7
SURVIVAL; INDEMNIFICATION
7.1Survival of Representations and Warranties and Covenants.
7.1.1General Survival.  The representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date (the “General Survival Date”).  Notwithstanding the foregoing, (i) the Seller Fundamental Representations, the Buyer Fundamental Representations, and any claim in respect of fraud, intentional misrepresentation or willful breach, shall survive until sixty (60) days after the expiration of any applicable statute of limitations (including any extensions or tolling thereof) and (ii) the Seller Special Representations will survive until the date that is three (3) years after the Closing Date.  The applicable period of survival set forth in Section 7.1 is referred to herein as the “Survival Period”.  If any Buyer Indemnified Party or Seller Indemnified Party properly asserts and delivers to the Seller on the one hand, or Buyer, on the other hand (in either case, the “Indemnifying Party”) a Notice of Claim pursuant to Section 7.5 prior to the expiration of the Survival Period of the representation or warranty that is the basis for such claim, then such representation or warranty will survive until such time as such claim is fully and finally resolved.
7.1.2Survival of Covenants.  All covenants and agreements of the parties hereto contained herein shall survive the Closing until fully performed or complied with.
7.2Indemnification by Seller.  From and after the Closing, Seller shall indemnify and defend the Buyer Indemnified Parties against, and shall hold them harmless from and reimburse them for, any and all Losses resulting from, arising out of or otherwise related to:
7.2.1any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or any Seller Delivered Document;
7.2.2any breach of, non-compliance with, or any non-performance of any covenant of Seller contained in this Agreement or any Seller Delivered Document which by its terms is to be performed (in whole or in part) after the Closing;

7.2.3any Seller Taxes;
7.2.4any Excluded Assets;
7.2.5any Excluded Liabilities; or
7.2.6any matter set forth on Section 7.2.6 of the Disclosure Schedules.
7.3Indemnification by Buyer.  From and after the Closing, Buyer shall indemnify and defend the Seller Indemnified Parties against, and shall hold them harmless from and reimburse them for, any and all Losses resulting from or arising out of:
7.3.1any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or any Buyer Delivered Document;
7.3.2any breach of, non-compliance with, or non-performance of any covenant of Buyer contained in this Agreement or any Buyer Delivered Document which by its terms is to be performed (in whole or in part) after the Closing; or
7.3.3any Assumed Liability.
7.4Certain Limitations.
7.4.1The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2.1 or Section 7.3.1, as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.2.1 or Section 7.3.1 (other than for any breach of a Seller Fundamental Representation or a Buyer Fundamental Representation, respectively, or any claim in respect of fraud, intentional misrepresentation or willful breach) exceeds one hundred thousand dollars ($100,000) (including for breaches of the Seller Special Representations) (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.  The maximum aggregate liability of an Indemnifying Party under Section 7.2.1 for any breach of a Seller Special Representation will be limited to the Special Representation Basket.  Other than for (A) any breach of a Seller Fundamental Representation or a Seller Special Representation, or a Buyer Fundamental Representation, respectively, or (B) any claim in respect of fraud, intentional misrepresentation or willful breach, the maximum aggregate liability of an Indemnifying Party under Section 7.2.1 or Section 7.3.1, as the case may be, will be limited to (i) the Buyer Indemnification Basket, or (ii) the Seller Indemnification Basket, respectively.  For clarity, any breach by Buyer (or the Buyer Guarantor) for payment of any amounts due in connection with the Earnout Payment or the Seller Note will not be subject to the Deductible or any limitations set forth in this Section 7.4.1.
7.4.2Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of liability that Seller will have to Buyer and the Buyer Indemnified Parties for any Losses arising pursuant to or under this Agreement will not exceed the Purchase Price, except in the case of fraud, intentional misrepresentation or willful breach.
7.4.3Notwithstanding anything to the contrary herein, an Indemnifying Party shall not be liable for any Losses pursuant to this Agreement to the extent that the Loss has been previously included in the calculation of the Closing Date Payment Amount or the Post-Closing Adjustment Amount, as finally determined.
7.4.4Payments by an Indemnifying Party pursuant to this Agreement in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim (less reasonable expenses incurred by such Indemnified Party in procuring such recovery, including the costs, if any, resulting from premium adjustments with respect to such insurance policies).  The Indemnified Party shall use commercially reasonable efforts to recover amounts available under any applicable insurance policies or indemnity, contribution or other similar agreements for any Losses.  In the event any such amounts are received by an Indemnified Party after payment of a Loss hereunder by an Indemnifying Party for the same Loss, such Indemnified Party shall promptly repay the Indemnifying Party, up to the amount so received.
7.4.5No Indemnifying Party shall be liable to any Indemnified Party for any punitive or special damages relating to a breach or alleged breach of this Agreement, except to the extent awarded in connection with a Third-Party Claim.
7.4.6Each Indemnified Party shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
7.4.7The representations and warranties made under this Agreement by Seller will not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its Affiliates or Buyer’s or its Affiliates’ advisors, consultants, agents or representatives) or by reason of the fact that Buyer or any such Affiliates, advisors, consultants, agents or representatives knew or should have known that any such representation or warranty is or might be inaccurate.
7.4.8For the purposes of this Article 7, all representations and warranties in Article 4 will be deemed to have been made without giving effect to qualifications as to materiality or Material Adverse Effect contained in such representations and warranties when determining the amount of damages or losses resulting from any breach of such representations and warranties.
7.5Procedures.
7.5.1Notice of Claim; Dispute Procedures.
(a)If a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be (an “Indemnified Party”) (i) received notice of any Action by a third party (a “Third Party Claim”) or (ii) sustains any Loss not involving a Third party Claim, in each case that such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder, such Indemnified Party may deliver a notice of claim (a “Notice of Claim”) to the applicable Indemnifying Party.  Each Notice of Claim shall: (i) state that such Indemnified Party reasonably believes that it is or may be entitled to indemnification, compensation or reimbursement under this Article 7; (ii) contain a brief description of the facts and circumstances supporting the Indemnified Party’s claim and include copies of all material written evidence thereof; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Losses that the Indemnified Party believes have arisen and may arise as a result of such facts and circumstances if such Losses are ascertainable at the time the Indemnified Party delivers the Notice of Claim (the aggregate amount of such estimate, as it may be modified by such Indemnified Party in good faith from time to time, being referred to as the “Claimed Amount”); provided, that any delay in providing such Notice of Claim shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent that it is actually prejudiced by such delay.  The Indemnified Party shall allow the Indemnifying Party and its advisors to investigate the matter or circumstance alleged to give rise to the claim set forth in the Notice of Claim, and whether and to what extent any amount is payable in respect thereof, and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its advisors may reasonably request, except to the extent any attorney-client privilege would thereby be vitiated.
(b)During the sixty (60)-day period commencing upon delivery by an Indemnified Party to the applicable Indemnifying Party of a Notice of Claim (the “Claim Dispute Period”), the applicable Indemnifying Party may deliver to the Indemnified Party who delivered the Notice of Claim a written response (the “Response Notice”) in which the Indemnifying Party: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount (such agreed portion, the “Agreed Amount”) is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party.  If the Notice of Claim relates to a Third Party Claim, the Response Notice shall also specify whether or not the Indemnifying Party desires to assume control of the defense of such Third Party Claim subject to Section 7.5.2(a).  Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnifying Party asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnified Party) is referred to in this Agreement as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnified Party to the Claimed Amount).
(c)If: (i) the Indemnifying Party delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnified Party; or (ii) the Indemnifying Party does not deliver a Response Notice during the Claim Dispute Period, then, within three (3) Business Days following the receipt of such Response Notice by the Indemnified Party or within three (3) Business Days after the expiration of the Claim Dispute Period, as the case may be, the Indemnifying Party shall pay to the applicable Indemnified Party an amount in cash equal to the full Claimed Amount.
(d)If the Indemnifying Party delivers a Response Notice during the Claim Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnified Party, then within three (3) Business Days following the receipt of such Response Notice, the Indemnifying Party shall pay to the applicable Indemnified Party an amount in cash equal to the Agreed Amount.
(e)If the Indemnifying Party delivers a Response Notice during the Claim Dispute Period indicating that there is a Contested Amount, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Indemnified Party and the Indemnifying Party resolve such dispute, a settlement agreement stipulating the amount owed to the Indemnified Party (the “Stipulated Amount”) shall be signed by the Indemnified Party and the Indemnifying Party.  Within three (3) Business Days following the execution of such settlement agreement, the Indemnifying Party shall pay to the applicable Indemnified Party an amount in cash equal to the Stipulated Amount.
7.5.2Defense of Third Party Claims.
(a)With respect to any Third Party Claim, subject to the rights of or duties to any insurer or other third Person having liability therefor, the Indemnifying Party shall be entitled to participate in and, subject to the terms herein, to assume the legal defense thereof at the Indemnifying Party’s expense.  Notwithstanding the foregoing, the Indemnifying Party will not be entitled to assume or continue the defense thereof if such Third Party Claim (i) relates to or arises in connection with any criminal action, indictment, allegation or investigation against the Indemnified Party, (ii) presents, under applicable standards of professional conduct, a conflict on any significant issue between the Indemnified Party and the Indemnifying Party, (iii) involves injunctive or equitable relief, or (iv) is likely to establish a precedent materially adverse to the Indemnified Party if settled or entry of judgment is consented to.  If the Indemnifying Party provides notice to the Indemnified Party of its intent to assume the legal defense of a Third Party Claim in accordance with this Section 7.5.2, the Indemnifying Party may only assume the legal defense of such Third Party Claim if it first (i) confirms, in writing, its obligation to indemnify and hold the Indemnified Party harmless with respect to such Losses, (ii) to reasonably demonstrates that it has the financial resources necessary to defend the matter and fulfill its indemnity obligation, and (iii) covenants to and will defend the Third-Party Claim actively, diligently and in good faith.
(b)In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, it shall have the right, subject to Section 7.5.3 below, to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to such Action in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the payment of such counsel’s fees and expenses shall have been specifically agreed upon in writing by the Indemnifying Party or (ii) the Indemnifying Party shall have failed to assume the defense of such Action.  In any such case, the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of an Action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 7.5.2 for any attorneys’ fees or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party does not assume the defense of the Third Party Claim, does not comply with the foregoing provisions of this Section 7.5.2, or is not entitled to assume such defense, then the Indemnified Party will be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party and without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder; provided, however, the Indemnified Party will not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Action unless such settlement, compromise or consent results solely in the payment of money damages and includes an unconditional release of the Indemnified Party from all liability arising out of such pending or threatened Action.  In all cases, the Parties hereto shall, and shall cause their Affiliates to, cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records and employees relating thereto as may be reasonably requested, without expense to the requesting party, other than reimbursement of actual out-of-pocket expenses.
7.5.3Settlement; Compromise.  An Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Action for which indemnification is sought hereunder unless such settlement, compromise or consent results solely in the payment by the Indemnifying Party of the full amount of money damages and includes an unconditional release of the Indemnified Party from all liability arising out of such pending or threatened Action; provided, that the Indemnifying Party will have made arrangements for the payment of all such damages in a manner reasonably satisfactory to the Indemnified Party.  In all other events, the Indemnifying Party will not consent to the entry of judgment or enter into any settlement without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).
7.6Set-Off Right.  Any amounts that become due to Buyer under this Agreement, or to any Buyer Indemnified Party pursuant to this Article 7 (subject to the limitations set forth in this Article 7), shall first be satisfied by set-off against the amount due to Seller under the Seller Note, or if the principal amount of the Seller Note has been reduced to $0 pursuant to Buyer’s set-off rights under this Agreement, against the Earnout Amount or any portion thereof, if earned pursuant to Section 2.8.  This right to set off against the Seller Note and Earnout Amount (or any portion thereof) is not intended to limit Seller’s indemnification obligations under Article 7 for any amounts due under this Article 7, or to act as a cap on Seller’s liability hereunder except as otherwise set forth herein.  If any Buyer Indemnified Party properly asserts and delivers to Seller a Notice of Claim pursuant to Section 7.5 prior to the expiration of the Survival Period of the representation or warranty that is the basis for such claim and prior to the Maturity Date of the Seller Note, then Buyer may withhold the amount of such claim from any amount then due and payable under the Seller Note until such time as such claim is fully and finally resolved.
7.7Sole Remedy; Recovery. Subject to Section 8.5, and except in the case of fraud, intentional misrepresentation or willful breach, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7.  Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any specific performance, injunction or other equitable relief to which any Person shall be entitled pursuant to Section 8.5; provided, however, that no Party shall be entitled to rescission of this Agreement as a result of a breach of any other Party’s representations, warranties, covenants or agreements, or for any other matter.
7.8Adjustments to Purchase Price. Buyer and Seller agree to treat any amounts payable after the Closing by Seller to Buyer (or by Buyer to Seller) pursuant to this Agreement (including, for the avoidance of doubt, any indemnification and other payments made pursuant to this Article 7) as an adjustment to the Purchase Price, unless a final “determination” (within the meaning of Section 1313(a) of the Code) by the appropriate Governmental Body causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

ARTICLE 8
MISCELLANEOUS
8.1Further Assurances.  Buyer, on the one hand, and Seller, on the other hand, shall at any time and from time to time on and after the Closing Date, upon request by the other Party or Parties, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers and conveyances as may be reasonably necessary or proper to give effect to the transactions contemplated by this Agreement.
8.2Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) three (3) Business Days after the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested; (b) upon delivery, if delivered personally; (c) upon delivery, if sent by prepaid courier, with a record of receipt; or (d) the next day after the date of dispatch, if sent by e-mail of a PDF document, to the Parties at the following addresses:

(a)if to Buyer, to:

Symphony Clinic, LLC

c/o Cureatr Inc.

17 W. 20th Street, 3rd Floor

New York, NY 10011-3702

Attention: Richard Resnick, Chief Executive Officer

E-Mail: richardresnick@cureatr.com

with a copy, which will not constitute notice, to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attention: Amy Risseeuw; Allie Coggins

E-Mail: arisseeuw@wyrick.com; acoggins@wyrick.com

(b)if to Seller, to:

Tabula Rasa HealthCare Group, Inc.

c/o Tabula Rasa HealthCare, Inc.
228 Strawbridge Drive
Moorestown, NJ 08057
Attention: Brian W. Adams, President and Interim CEO

E-mail: badams@trhc.com

with a required copy, which will not constitute notice, to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor
Newport Beach, CA 92660

Attention: Mark Peterson

Email: mpeterson@omm.com

O’Melveny & Myers LLP

Times Square Tower

7 Times Square, 26th Floor

New York, NY 10036

Attention: Viq Shariff

E-mail: vshariff@omm.com

A Party may change the address to which notice to it, or copies thereof, shall be addressed by giving notice thereof to the other Parties in conformity with the foregoing.

8.3Assignment.  This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.  This Agreement and the rights, interests and obligations hereunder may not be assigned by any Party without the written consent of the other Party, except that Buyer may assign its rights and delegate its obligations hereunder to its Affiliates so long as Buyer remains obligated to perform those obligations required to be performed by Buyer hereunder.  Any attempted assignment in violation of this Section 8.3 shall be null and void.
8.4Governing Law; Venue.
8.4.1Governing Law.  All matters relating to or arising out of this Agreement or the transactions contemplated by this Agreement (whether sounding in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
8.4.2Consent to Jurisdiction and Service of Process.  EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN NEW CASTLE COUNTY IN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS.  EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
8.4.3The Parties agree that any judgment obtained in any Action referred to above may, in the discretion of such Party (or its permitted successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable Law.
8.4.4Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
8.5Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance, an injunction or injunctions, and other equitable remedies to prevent and restrain breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby knowingly and affirmatively waive, in any Action for specific performance, the defense of adequacy of a remedy at law and the necessity of demonstrating damages or posting any bond or other security in connection therewith.  Each Party further agrees that neither the other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

8.6Amendment and Waiver.  To be effective, any amendment or waiver under this Agreement must be in writing and signed by the Party against whom enforcement of the same is sought. Neither the failure of any Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by another Party with its obligations hereunder, nor any custom or practice of the Parties at variance with the terms hereof shall constitute a waiver by such Party or Parties of the right to exercise any such right, power or remedy or to demand such compliance.
8.7Entire Agreement; No Third Party Beneficiaries. This Agreement, the Schedules and Exhibits attached to this Agreement (each of which are incorporated into this Agreement), the Ancillary Agreements and the documents and instruments and other agreements among the parties hereto referenced herein set forth all of the promises, covenants, agreements, conditions and undertakings between the Parties with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions relating thereto, express or implied, oral or written.  This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except for the provisions of Article 7 to the extent they relate to Indemnified Parties not a party to this Agreement.
8.8Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Buyer or Seller.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
8.9Counterparts; Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.  A signed copy of this Agreement (or a signature page hereto) delivered by e-mail, “.pdf” format, or other means of electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the day and year first above written.

SELLER:TABULA RASA HEALTHCARE GROUP, INC.

By: /s/ Brian W. Adams

Name: Brian W. Adams
Title: President and Interim CEO

BUYER: SYMPHONY CLINIC, LLC

By: /s/ Richard Resnick

Name: Richard Resnick
Title: Chief Executive Officer

BUYER GUARANTOR:CUREATR INC.

By: /s/ Richard Resnick

Name: Richard Resnick
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]